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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BALL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BALL CORPORATION
10 Longs Peak Drive, Broomfield, Colorado 80021-2510

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, APRIL 25, 2012

        The Annual Meeting of Shareholders of Ball Corporation will be held at the Corporation's offices, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510, on Wednesday, April 25, 2012, at 8:00 A.M. (MDT) for the following purposes:

  1.
  To elect three directors for three-year terms expiring at the Annual Meeting of Shareholders to be held in 2015;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation for 2012;

  3.
  To approve, by non-binding advisory vote, the compensation of the named executive officers ("NEOs") as disclosed in the following Proxy Statement; and

  4.
  To consider any other business as may properly come before the meeting, although it is anticipated that no business will be conducted other than the matters listed above.

        Only holders of common stock of record at the close of business on March 1, 2012, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A Proxy Statement containing important information about the meeting and the matters being voted upon appears on the following pages.

        Your vote is important.    You are urged to read the accompanying proxy materials carefully and in their entirety and submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You have a choice of submitting your proxy by Internet or by telephone, or, if you request a paper copy of the materials, by mail.

By Order of the Board of Directors,
Charles E. Baker Corporate Secretary

March 9, 2012
Broomfield, Colorado

Important Notice Regarding the Availability of Proxy Materials for the
Ball Corporation Annual Shareholder Meeting to be Held on Wednesday, April 25, 2012:

The Proxy Statement, Form 10-K and Annual Report of Ball Corporation are Available at
http://materials.proxyvote.com/058498

PLEASE NOTE: The 2012 Annual Meeting of Shareholders will be held to tabulate the votes cast and to report the results of voting on the items described above. No management presentations or other business matters are planned for the meeting.

Ball and are trademarks of Ball Corporation, Reg. U.S. Pat. & Tm. Office

BALL CORPORATION
10 Longs Peak Drive, Broomfield, Colorado 80021-2510

PROXY STATEMENT
March 9, 2012

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, APRIL 25, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual
Shareholder Meeting to be Held on Wednesday, April 25, 2012:

The Proxy Statement, Form 10-K and Annual Report are Available at
http://materials.proxyvote.com/058498

To Shareholders of Ball Corporation:

        This Proxy Statement and the accompanying proxy are furnished to shareholders in connection with the solicitation by the Board of Directors of Ball Corporation (the "Corporation" or "Ball") of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held April 25, 2012, for the purposes stated in the accompanying notice of the meeting. We are first furnishing and making available to shareholders the proxy materials on March 9, 2012.

        Please submit your proxy as soon as possible so that your shares can be voted at the meeting. All properly completed proxies submitted by telephone or Internet, and all properly executed written proxies returned by shareholders who request paper copies of the proxy materials, that are delivered pursuant to this solicitation, will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting. Only holders of record of shares of the Corporation's common stock as of the close of business on March 1, 2012, the record date for the Annual Meeting, are entitled to notice of and to vote at the meeting, or at any adjournments or postponements of the meeting.

        Any Ball Corporation shareholder of record as of March 1, 2012, the record date, desiring to submit a proxy by telephone or via the Internet will be required to enter the unique voter control number imprinted on the Ball Corporation proxy, and therefore should have the proxy for reference when initiating the process.

  •
  To submit your proxy by telephone, call 1-800-690-6903 on a touch-tone telephone and follow the menu instructions provided. There is no charge for this call.

  •
  To submit your proxy over the Internet, log on to the Web site www.proxyvote.com and follow the instructions provided.

Similar instructions are included on the enclosed proxy.

        A shareholder of record of the Corporation may revoke a proxy in writing at any time prior to the meeting by sending written notice of revocation to the Corporate Secretary; by voting again by telephone; by voting via the Internet; by voting in writing if you requested your materials in paper copy; or by voting in person at the meeting.

 ABOUT THE ANNUAL MEETING

        Why am I receiving the Proxy Statement?    You are receiving the Proxy Statement because you owned shares of Ball Corporation common stock on March 1, 2012, the record date, and that entitles you to vote at the Annual Meeting. The Corporation's Board of Directors is soliciting your proxy to vote at the scheduled 2012 Annual Meeting or at any later meeting should the scheduled Annual Meeting be adjourned or postponed for any reason. Your proxy will authorize specified people (proxies) to vote on your behalf at the Annual Meeting in accordance with your written instructions. By use of a proxy, you can vote, whether or not you attend the meeting.

        What will I be voting on?    You will be voting on (1) the election of three director nominees named in this Proxy Statement for terms expiring in April 2015; (2) the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2012; and (3) an advisory vote to approve named executive officer compensation.

        What are the Board of Directors' recommendations?    The Board recommends a vote (1) for the election of the three director nominees named in this Proxy Statement; (2) for the ratification of the appointment of PricewaterhouseCoopers, LLP as the Corporation's independent registered public accounting firm for 2012; and (3) for the advisory vote on executive officer compensation.

        Could other matters be decided at the Annual Meeting?    We do not know of any other matters that will be raised at the Annual Meeting. The Chairman will allow presentation of a proposal or a nomination for the Board from the floor at the Annual Meeting only if the proposal or nomination was properly submitted. The proxies will have discretionary authority, to the extent permitted by law, to vote for or against other matters that may properly come before the Annual Meeting as those persons deem advisable.

        How many votes can be cast by all shareholders?    Each share of Ball Corporation common stock (other than 688 shares of common stock that have been granted as restricted stock without voting rights) is entitled to one vote on each of the three directors to be elected and one vote on each other matter that is properly presented at the Annual Meeting.

        How do I vote my shares if I am a record holder?    If you are a record holder of shares, that is the shares are registered in your name and not the name of your broker or other nominee, you are urged to submit your proxy as soon as possible, so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by telephone or via the Internet as instructed on the first page of the Proxy Statement and on your proxy, or you can complete, sign, date and mail your proxy card if you request a paper copy of the proxy materials. You may also vote by attending the Annual Meeting, or sending a personal representative to the Annual Meeting with an appropriate proxy, in order to vote. Unless you or a personal representative plan to be in attendance and vote at the meeting, your vote must be received no later than 11:59 P.M. (EDT) on Tuesday, April 24, 2012.

        How do I vote my shares if I hold my shares under the Employee Stock Purchase Plan ("ESPP") or the 401(k) Plan?    Participants may vote their shares in the manner set forth above, however, shares held through the Plans must be voted by 11:59 P.M. (EDT) on Sunday, April 22, 2012. Any unvoted shares will be voted by the Trustee of the 401(k) Plan and by the Administrator of the ESPP in accordance with the Plans and the Board of Directors' recommendations.

        How do I vote my shares if I hold my shares in "street name" through a bank or broker?    If you hold your shares as a beneficial owner through a bank, broker or other nominee, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee to ensure your shares are voted in the way you would like at the meeting. Your bank, broker or other nominee will send you specific instructions in this regard to vote your shares. If you do not provide instructions to your bank, broker or other nominee, whether your shares are voted depends on the type of item being considered for a vote. For example, under applicable stock exchange rules, brokers are permitted to vote on "discretionary" items if they are not provided in a timely manner voting instructions from the beneficial owners of the shares, and they are not permitted to vote on "nondiscretionary" items. The proposal to approve the appointment of independent auditors is considered a "discretionary" item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the election of directors and the advisory vote on executive compensation are "nondiscretionary" items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called "broker nonvotes" will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for Directors and the advisory vote on executive compensation.

        Can I revoke my proxy or change my vote?    Shareholders of record may revoke their proxies or change their votes in writing at any time prior to the meeting by sending written notice of revocation to the Corporate Secretary; by voting again by telephone or via the Internet; by voting in writing if they requested their materials in paper copy; or by voting in person at the meeting. Attendance in and of itself at the Annual Meeting will not revoke a proxy. For shares you hold beneficially but not of record, you may change your vote by submitting new voting instructions to your broker or nominee or, if you have obtained a valid proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

        At the close of business on March 1, 2012, there were outstanding 156,341,205 shares of common stock (together with the associated preferred stock purchase rights under the Rights Agreement dated as of July 26, 2006, between the Corporation and Computershare Investor Services, LLC, as amended). Other than 688 shares of common stock granted as restricted stock without voting rights, each of the shares of common stock is entitled to one vote. Shareholders do not have cumulative voting rights with respect to the election of directors.

        Based on Schedule 13G filings with the Securities and Exchange Commission ("SEC"), the following table indicates the beneficial owners of more than 5% of the Corporation's outstanding common stock as of December 31, 2011:

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	12,420,716	(1)	7.60
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	8,787,590	(2)	5.40
Blackrock Inc. 40 East 52nd Street New York, New York 10022	8,770,090	(3)	5.39

(1)
Janus Capital has a direct 94.8% ownership stake in INTECH Investment Management ("INTECH") and a direct 77.8% ownership stake in Perkins Investment Management LLC ("Perkins"). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of this filing. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as "Managed Portfolios").

As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 8,991,985 shares or 5.5% of the shares outstanding of Ball Corporation common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.

As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Perkins may be deemed to be the beneficial owner of 1,000 shares or 0.0% of the shares outstanding of Ball Corporation common stock held by such Managed Portfolios. However, Perkins does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, INTECH may be deemed to be the beneficial owner of 3,427,731 shares or 2.1% of the shares outstanding of Ball Corporation common stock held by such Managed Portfolios. However, INTECH does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.

(2)
229,624 shares with sole voting and shared dispositive power and 8,557,966 shares held with sole dispositive power.

(3)
8,770,090 shares are held with sole dispositive power.

 BENEFICIAL OWNERSHIP

        The following table lists the beneficial ownership of common stock of the Corporation of our director nominees, continuing directors, all individuals who served as either our Chief Executive Officer ("CEO") or our Chief Financial Officer ("CFO") during the last fiscal year, the three other most highly compensated executive officers of the Corporation and, as a group, all of such persons and our other executive officers as of the close of business on March 1, 2012.

					Included in Shares Beneficially Owned	Excluded from Shares Beneficially Owned
Title of Class	Name of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class(2)	Number of Shares Which Become Available or Subject to Options Exercisable or Which Become Exercisable Within 60 Days of March 1, 2012(3)	Deferred Share or Stock Unit Equivalent(4)	Restricted Stock Shares or Units(5)

Common	Robert W. Alspaugh	—		*	—	15,869	21,444
Common	Charles E. Baker	211,647	(6)	*	172,250	37,506	32,200

Common	Hanno C. Fiedler	116,730		*	—	—	20,132
Common	John A. Hayes	656,992		*	506,676	193,744	194,230

Common	R. David Hoover	2,247,765	(7)	1.4	1,665,088	620,603	96,108
Common	John F. Lehman	159,030		*	—	52,067	19,444

Common	Scott C. Morrison	248,960	(8)	*	138,248	101,400	66,000
Common	Georgia R. Nelson	6,000		*	—	23,323	19,444

Common	Jan Nicholson	294,420		*	—	23,421	19,444
Common	Lisa A. Pauley	209,494	(9)	*	97,025	42,145	23,400

Common	Raymond J. Seabrook	642,558	(10)	*	393,663	311,274	78,994
Common	George M. Smart	34,442		*	—	12,735	19,444

Common	Theodore M. Solso	80,846		*	16,000	48,141	19,444
Common	Stuart A. Taylor II	80,678		*	—	50,891	19,444

Common	Erik H. van der Kaay	51,266		*	—	41,681	19,444
Common	David A. Westerlund	631,303	(11)	*	376,713	106,966	44,000

Common	All of the above and present executive officers as a group (21)	5,996,709	(12)	3.8	3,577,691	1,784,612	805,524

(1)
Full voting and dispositive investment power, unless otherwise noted.

(2)
* Indicates less than 1% ownership.

(3)
Includes RSUs that may vest or options that may vest or be acquired upon exercise during the next 60 days.

(4)
These deferred shares or stock units are equivalent to an equal number of shares of common stock that have been deferred to the Ball Deferred Compensation Company Stock Plans, with no voting rights or dispositive investment power with respect to the underlying common stock prior to its issuance.

(5)
These Restricted Stock Shares or RSUs have no voting rights or dispositive investment power.

(6)
Includes 1,040 shares owned by Mr. Baker's children, as to which he disclaims beneficial ownership.

(7)
Includes 366,002 shares held in trust for Mr. Hoover's spouse, as to which he disclaims beneficial ownership, and 74,708 shares held in trust for Mr. Hoover.

(8)
Includes 50 shares owned by Mr. Morrison's child, as to which he disclaims beneficial ownership.

(9)
Includes 82,832 shares owned by Ms. Pauley's spouse, as to which she disclaims beneficial ownership.

(10)
Includes 9,750 shares owned by Mr. Seabrook's child, as to which he disclaims beneficial ownership.

(11)
Includes 6,156 shares owned by Mr. Westerlund's spouse, as to which he disclaims beneficial ownership; retired September 30, 2011.

(12)
Includes 540,538 shares to which beneficial ownership is disclaimed, and 3,577,691 shares that may be acquired during the next 60 days upon the exercise of stock options. In addition, 7,299 shares have been pledged as security.

 VOTING ITEM 1—ELECTION OF DIRECTORS

        Pursuant to our Amended Articles of Incorporation and the Indiana Business Corporation Law, our Board of Directors ("Board") is divided into three classes, as nearly equal in number as possible, with directors serving staggered three-year terms. Amendments to the Indiana Business Corporation Law in 2009 made this classified Board structure statutorily required for Ball Corporation, effective from and after July 31, 2009. On April 25, 2012, three persons are to be elected to serve as directors until the 2015 Annual Meeting of Shareholders. Unless otherwise instructed on the accompanying proxy, the persons named in the proxy intend to vote for nominees Robert W. Alspaugh, R. David Hoover, and Jan Nicholson to hold office as directors of the Corporation until the 2015 Annual Meeting of Shareholders (Class III), or, in each case, until his or her respective successor is elected and qualified. All nominees have consented to be named as candidates in the Proxy Statement and have agreed to serve if elected. If, for any reason, any of the nominees becomes unavailable for election, the shares represented by proxies will be voted for any substitute nominee or nominees designated by the Board. The Board has no reason to believe that any of the nominees will be unable to serve.

        In accordance with the Indiana Business Corporation Law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. If more "withhold" than "for" votes are received, our Bylaws require the director to resign and our Nominating/Corporate Governance Committee must make a recommendation to the Board for the Board to consider whether to accept the resignation. The relevant Bylaw provisions are set out in Exhibit A to this Proxy Statement. Abstentions and broker nonvotes are considered neither votes "for" nor "against." Proxies may not be voted for a greater number of persons than the three named nominees.

        Set forth for each director nominee in Class III and for each continuing director in Classes I and II is the director's principal occupation and employment during the past five years or, if longer, the period during which the director has served as a director, and certain other information, including his or her public company directorships during the past five years.

 DIRECTOR NOMINEES AND CONTINUING DIRECTORS

To Be Elected for a Term of Three Years Until the 2015 Annual Meeting (Class III)
Robert W. Alspaugh	Chief Executive Officer, KPMG International, 2002 to 2005. Age 65.	Director since 2008. Member, Audit and Nominating/Corporate Governance Committees. Mr. Alspaugh is a director of Autoliv, Inc., Stockholm, Sweden, and VeriFone Systems, Inc., San Jose, California.
R. David Hoover
Chairman, Ball Corporation since January 2011. Chairman and Chief Executive Officer January 2010 to January 2011; Chairman, President and Chief Executive Officer, April 2002 to January 2010; President and Chief Executive Officer, January 2001 to April 2002; Vice Chairman, President and Chief Operating Officer, April 2000 to January 2001; Vice Chairman, President and Chief Financial Officer, January 2000 to April 2000; Vice Chairman and Chief Financial Officer, 1998 to 2000; Executive Vice President and Chief Financial Officer, 1997 to 1998; Executive Vice President, Chief Financial Officer and Treasurer, 1996 to 1997. Age 66.
Director since 1996.

Mr. Hoover is a director of Eli Lilly and Company, Indianapolis, Indiana, and Energizer Holdings, Inc., St. Louis, Missouri. In the past five years, Mr. Hoover served on the board of Irwin Financial Corporation, Columbus, Indiana, and Qwest Communications International, Inc., Denver, Colorado.
Jan Nicholson
	President, The Grable Foundation, Pittsburgh, Pennsylvania, since 1990; Managing Director, Strategic Risk Assessment, MBIA Insurance Corporation, Armonk, New York, 1998 to 2000; Managing Director, Research and Development, Capital Markets Assurance Corporation (CapMAC), New York, New York, 1994 to 1998. Age 66.	Director since 1994. Member, Audit and Finance Committees. Ms. Nicholson is a director of Radian Group Inc., Philadelphia, Pennsylvania.
The Board of Directors recommends that shareholders vote "FOR" the election of each nominee for Director named above.

To Continue in Office Until the 2013 Annual Meeting (Class I)
Hanno C. Fiedler
Executive Vice President, Ball Corporation, and Chairman and Chief Executive Officer, Ball Packaging Europe, December 2002 to December 2005; Chairman and Chief Executive Officer, Schmalbach-Lubeca AG, 1996 to 2002. Age 66.
Director since 2002. Member, Finance Committee.

Mr. Fiedler serves on the Supervisory Board of manroland AG, Offenbach, Germany. In the past five years, Mr. Fiedler has served on the Supervisory Boards of Pfleiderer AG, Neumarkt, Germany; Langmatz GmbH (now Langmatz AG), Garmisch-Partenkirchen, Germany; Thyssenkrupp Steel AG, Duisburg, Germany; HowaldtswerkeDeutsche Werft AG, Kiel, Germany; and Pfleiderer Unternehmensverwaltung GmbH, Neumarkt, Germany.
John F. Lehman	Chairman, J.F. Lehman & Company, New York, New York, since 1990. Age 69.	Director since 1987. Member, Finance and Nominating/Corporate Governance Committees. Mr. Lehman is a director of EnerSys, Reading, Pennsylvania, and Verisk Analytics, Inc., Jersey City, New Jersey.
Georgia R. Nelson
President and Chief Executive Officer, PTI Resources, LLC, Chicago, Illinois, since June 2005; President, Midwest Generation EME LLC, Chicago, Illinois, April 1999 to June 2005; General Manager, Edison Mission Energy Americas, Irvine, California, January 2002 to June 2005. Age 62.
Director since 2006. Member, Human Resources and Nominating/Corporate Governance Committees.

Ms. Nelson is a director of Cummins Inc., Columbus, Indiana. In the past five years, Ms. Nelson has served on the board of Tower Automotive, Inc., Novi, Michigan, and Nicor Inc., Naperville, Illinois.
Erik H. van der Kaay
Chairman of the Board, Symmetricom, Inc., October 2002 to October 2003; President, Chief Executive Officer, and Chairman of the Board, Datum, Inc., Irvine, California, April 1998 to October 2002 upon Symmetricom's acquisition of Datum. Age 71.
Director since 2004. Member, Audit and Finance Committees.

Mr. van der Kaay is a director of RF Micro Devices, Inc., Greensboro, North Carolina, and Orolia, S.A., Sophia Antipolis, France. In the past five years, Mr. van der Kaay has served on the boards of Comarco, Inc., Irvine, California, and TranSwitch Corporation, Shelton, Connecticut.

To Continue in Office Until the 2014 Annual Meeting (Class II)
John A. Hayes
	President and Chief Executive Officer, Ball Corporation, since January 2011; President and Chief Operating Officer, January 2010 to January 2011; Executive Vice President and Chief Operating Officer 2008 to 2010; President, Ball Packaging Europe and Senior Vice President, Ball Corporation 2007 to 2008; Executive Vice President, Ball Packaging Europe and Vice President, Ball Corporation 2005 to 2006; Vice President, Corporate Strategy, Marketing and Development 2003 to 2005; Vice President, Corporate Planning and Development 2000 to 2003; Senior Director, Corporate Planning and Development 1999. Age 46.	Director since 2010.
George M. Smart	President, Sonoco-Phoenix, Inc., North Canton, Ohio, a subsidiary of Sonoco Products Company, 2001 to 2004. Age 66.	Director since 2005. Member, Audit and Human Resources Committees. Mr. Smart is a director of FirstEnergy Corp., Akron, Ohio.
Theodore M. Solso	Chairman and Chief Executive Officer, Cummins Inc., Columbus, Indiana, 2000 to 2011. Retired December 31, 2011. Age 65.
Director since 2003. Member, Audit and Human Resources Committees.

In the past five years, Mr. Solso has served on the board of Irwin Financial Corporation, Columbus, Indiana, and Ashland Inc., Covington, Kentucky.
Stuart A. Taylor II	Chief Executive Officer, The Taylor Group LLC, Chicago, Illinois, since June 2001; Senior Managing Director, Bear, Stearns & Co. Inc., Chicago, Illinois, 1999 to 2001. Age 51.
Director since 1999. Member, Human Resources and Nominating/Corporate Governance Committees.

Mr. Taylor is a director of Hillenbrand, Inc., Batesville, Indiana, and United Stationers, Inc., Chicago, Illinois.

 DIRECTOR AND NOMINEE EXPERIENCE AND QUALIFICATIONS

        Set out below are the specific experience, qualifications, attributes and skills of each of the Corporation's directors and director nominees which led the Board to conclude that each person should serve as a director of the Corporation.

        Robert W. Alspaugh—Mr. Alspaugh enjoyed a distinguished 35-year career with KPMG, with increasing responsibility, which culminated in his acting as Deputy Chairman and Chief Operating Officer of KPMG-U.S. from 1998 to 2002 and Chief Executive Officer of KPMG International from 2002 to October 2005. Mr. Alspaugh's extensive experience, qualifications and skills as a leader of one of the "big four" global accounting firms enhance his service on the Corporation's Audit Committee and he has provided valuable input as a result. He also sits on two other public company boards, one in the U.S. and the other in Europe (where he chairs the audit committee), thus providing good cross-functional background and experience, with an international component. Mr. Alspaugh's extensive professional experience as a leader of a major global accounting firm, advising and supporting large international corporations, as well as his service on other company boards, make him well qualified to serve as a director.

        Hanno C. Fiedler—After a successful career with TRW, Inc., in 1996 Mr. Fiedler became Chairman and Chief Executive Officer of Schmalbach-Lubeca AG, one of the largest and most successful rigid packaging companies based in Europe. When Ball acquired the beverage can business of Schmalbach-Lubeca in December 2002, Mr. Fiedler became Chairman and Chief Executive Officer of Ball Packaging Europe GmbH and also joined the Board of Ball Corporation. In that capacity, Mr. Fiedler provided excellent leadership to our newly-acquired European business which generated strong earnings performance during his tenure, despite the adverse effects of the German mandatory deposit system for rigid packaging which was initiated in 2003. Mr. Fiedler retired from active management of Ball Packaging Europe at the end of 2005, but has continued as the Chairman of its Supervisory Board to the present. He also serves on the Supervisory Boards of three major German companies. His leadership experience within the rigid container industry worldwide, with specific emphasis on Europe, makes him well qualified to serve as a director.

        John A. Hayes—Prior to joining Ball Corporation in 1999, Mr. Hayes was a Vice President of Lehman Brothers Inc. and part of an investment banking team which focused on merger and acquisition and financing advice to several major companies, including the Corporation. At Ball, Mr. Hayes initially headed our corporate development and planning activities as Senior Director and then Vice President, Corporate Planning and Development, taking on the added responsibilities of marketing and new product development from 2003 to mid-2005. He then served as President of Ball Packaging Europe, which produced excellent financial results and strong revenue growth under his leadership. During 2008 and 2009, Mr. Hayes served as Ball's Executive Vice President and Chief Operating Officer, successfully leading our key operating divisions through the economic and financial crisis. In January 2010 he was named our President and Chief Operating Officer and joined the Ball Corporation Board. In January 2011, he became our President and Chief Executive Officer. Mr. Hayes' extensive investment banking and leadership experience within Ball make him well qualified to serve as a director.

        R. David Hoover—Mr. Hoover has enjoyed a varied and successful 42-year career with Ball, serving in multiple corporate and divisional roles, including as Vice President and Treasurer from 1987 through 1992, Chief Financial Officer from 1993 to April 2000, and Chief Operating Officer for the balance of 2000. He was our Chief Executive Officer from January 2001 to January 2011, and led the Corporation through an unprecedented period of growth in revenues, earnings per share and free cash flow. Mr. Hoover's considerable working knowledge and leadership experience with respect to our Corporation make him uniquely qualified to serve as a director. He has been a Ball Board member for 16 years, serving as Chairman since 2002, and serves as a director of two other major U.S.-based public companies. Mr. Hoover has also served on the Board of Trustees of DePauw University since 2002 and on the Board of Boulder Community Hospital since 2006.

        John F. Lehman—Mr. Lehman served as Secretary of the Navy in the Reagan Administration from 1981 to 1987, after which he was Managing Director of Paine Webber Inc.'s Investment Banking Division from 1988 to 1990 where he led the firm's aerospace and defense advisory practice. He then established J.F. Lehman & Company, a New York-based investment company, and has served as its Chairman since 1990. Mr. Lehman also serves as a director of two other public companies. In addition, Mr. Lehman is Chairman of the Princess Grace Foundation and an Overseer of the School of Engineering at the University of Pennsylvania. He has a rare combination of extensive business experience, public service, political acumen and global perspective. Mr. Lehman served as a member of the National Commission on Terrorist Attacks Upon the United States, also known as the 9/11 Commission, from 2002 to 2004. He has been an astute and valuable member of Ball's Board for 25 years and has chaired its Finance Committee for many years.

Mr. Lehman's public service, financial industry experience and Ball Board experience make him well qualified to serve as a director.

        Georgia R. Nelson—Ms. Nelson has enjoyed a successful career in the energy industry, serving as a senior executive for several U.S. and international energy companies, including as President of Midwest Generation EME, LLC from April 1999 to June 2005 and General Manager of Edison Mission Energy Americas from January 2002 to June 2005. She has had extensive international experience as well as environmental and policy experience on four continents. Ms. Nelson regularly lectures on business and corporate governance matters, including at Northwestern University's Kellogg Graduate School of Management, and serves on the advisory committee of the Center for Executive Women at Northwestern. Ms. Nelson is a National Association of Corporate Directors (NACD) Board Leadership Fellow. She also serves as a director of Cummins, Inc. and CH2MHILL Inc. Previously, Ms. Nelson served on three other publicly traded company boards. Ms. Nelson's leadership roles in global businesses, as well as her service on other company boards, clearly qualify her to serve as a director of our Corporation.

        Jan Nicholson—Ms. Nicholson enjoyed a long and successful career in the financial services industry in New York, which, after an 18-year tenure at Citicorp, included positions as Managing Director, Research and Development for CapMAC from 1994 to 1998 and Managing Director, Strategic Risk Assessment for MBIA Insurance Corporation from 1998 to 2000. She also served as a director of Rubbermaid, Inc. from 1992 until 1999, and chaired its audit committee from 1994 through 1998. In addition, Ms. Nicholson is a director of Radian Group Inc., a public company, and has been President of The Grable Foundation since 1990. She has been a member of Ball's Board for 18 years and has chaired our Audit Committee since 2004. Ms. Nicholson's career in the financial services industry and her service on the Rubbermaid Audit Committee and board, as well as her long service in those capacities with Ball, make her well qualified to serve as a director.

        George M. Smart—Mr. Smart's long career and success in the U.S. can manufacturing industry make him well qualified to serve as a director. He steadily assumed increasing responsibility at Central States Can Co., a division of Van Dorn Company, culminating in his acting as its President and Chief Executive Officer from 1978 to 1993. When Central States was acquired in 1993, Mr. Smart and his management team established a start-up company, Phoenix Packaging Corporation, to manufacture and sell full-panel easy-open ends for food containers, including to Ball's food can division. Serving as Chairman and Chief Executive Officer for Phoenix, Mr. Smart led its growth to a profitable company with revenues in excess of $80 million, when it was sold to Sonoco Products Company and became Sonoco-Phoenix, Inc. in 2001. Mr. Smart served as President of Sonoco-Phoenix until 2004 and has been Chairman of the Board of FirstEnergy Corp. since 2004. Mr. Smart also previously served on the boards of Belden & Blake Corporation, Commercial Intertech Corporation, Unizan Financial, Van Dorn Company, and as Chairman of the Can Manufacturers Institute.

        Theodore M. Solso—Mr. Solso has had a successful 40-year career at Cummins Inc., a Fortune 500 manufacturing company with operations around the world. This culminated with Mr. Solso becoming Chairman and Chief Executive Officer of Cummins in January 2000, a position he held through 2011, for a total of 12 years. Under his leadership, Cummins increased revenues from $6.6 billion in 2000 to over $18 billion in 2011. During the same period, its earnings per share and operating cash flow increased from $0.35 and $550 million, to $9.55 and $2.1 billion, respectively. Mr. Solso has been on our Board since 2003 and is a member of both The Indiana Academy and the President's management advisory board, as well as being a trustee of Earth University in Costa Rica. Mr. Solso's long experience in leadership positions with a major global manufacturing company make him well qualified to serve as a director.

        Stuart A. Taylor II—Prior to starting his own private equity firm, Mr. Taylor spent 19 years in investment banking. The majority of that time was spent at Morgan Stanley in its Corporate Finance Department. In that capacity he executed a number of mergers and acquisitions and financings, including working with Ball in 1993 on the acquisition of Heekin Can Company. He also spent time at several other firms including Bear Stearns where he was a Senior Managing Director and Head of the Chicago office. In 2001, Mr. Taylor established The Taylor Group LLC, of which he is Chief Executive Officer, a successful investment company that primarily invests in small to mid-market businesses. Mr. Taylor has been a director of Ball since 1999, acted as our Presiding Director from 2004 to 2008 and chairs our Human Resources Committee. He is also a director of two other U.S.-based public companies. Mr. Taylor's extensive experience as an investment banker, entrepreneurial investor and Ball Board member make him well qualified to serve as a director.

        Erik H. van der Kaay—Mr. van der Kaay, a native of the Netherlands, had a long and successful career in the U.S. telecom industry, including service as a senior executive with Allen Telecom throughout the 1990s, culminating as Executive Vice President, and as Chairman, President and Chief Executive Officer of Datum, Inc. from 1998 to 2002 and as Chairman of Symmetricom, Inc. from 2002 to 2003. He has also served as the managing director of a Brazilian telecom company, as well as on the board of directors of several public companies and is currently a board member of RF Micro Devices in the U.S. and Orolia, S.A. in Europe, providing good cross-functional background and experience, with an international component. In addition, he has served since 2007 as a member of the South East Audit Committee Leadership Network convened by Ernst & Young and composed of audit committee members of leading public companies. Mr. van der Kaay's experience as a leader and as a director of several other companies as well as his business and financial acumen, and his international perspective, make him well qualified to serve as a director.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

        In January 2011, John A. Hayes became our President and Chief Executive Officer ("CEO") and R. David Hoover, our predecessor CEO, continues to serve as Chairman of the Board. The decision to split the position of Chairman and CEO was part of an orderly succession plan by which Mr. Hayes transitioned into his current role. Mr. Hayes rose to the position of CEO after more than 11 years with Ball, most recently serving as President and Chief Operating Officer and a member of the Board. Mr. Hayes previously served as President of Ball Packaging Europe from 2006 to early 2008, and then as Executive Vice President and Chief Operating Officer of the Corporation. Splitting the role of Chairman and CEO has allowed Mr. Hayes the opportunity to focus on his new executive responsibilities in managing the Corporation; while having Mr. Hoover as nonmanagement Chairman has provided continuity. Mr. Hayes and Mr. Hoover have worked closely together for more than 12 years, and their continued collaboration in their respective roles has resulted in a smooth change in senior management that has been beneficial to shareholders.

        Our Board of Directors is composed of Mr. Hoover, Mr. Hayes and nine other directors, eight of whom are independent directors. The Board has four standing committees—Audit, Nominating/Corporate Governance, Human Resources and Finance. Each of the committees, except for Finance, is composed solely of independent directors (the Finance Committee is primarily composed of independent directors), with each of the four committees having an independent director serving as chairman.

        Pursuant to SEC and New York Stock Exchange ("NYSE") rules, regularly scheduled executive sessions of nonmanagement directors are held. Executive sessions of independent directors are also held at least annually. Such meetings promote open discussion by nonmanagement and independent directors, enabling them to serve as a check on management, if necessary. The meetings of the independent directors are chaired by the Presiding Director, who is an independent director appointed by the Board.

        In accordance with NYSE requirements, our Audit Committee is responsible for overseeing the risk management function of the Corporation. While the Audit Committee has primary responsibility for overseeing risk management, the entire Board is involved in overseeing risk management for the Corporation. Additionally, each Board committee considers the specific risks within its area of responsibility. Our Internal Audit Department has, for many years, analyzed various areas of risk to the Corporation and has provided risk assessment and analysis to our Audit Committee. In 2007, the Corporation established a comprehensive Enterprise Risk Management process which is now supervised by our Senior Vice President and Chief Financial Officer, whereby key corporate and divisional risks are systematically identified and assessed on a quarterly basis. The results of this ongoing risk assessment are reported to our Audit Committee and to our Board at least annually.

        One of the responsibilities of our Board of Directors is to evaluate the effectiveness of the Board and make recommendations involving its organization and operation. We recognize that different board leadership structures may be appropriate for different companies and at different times. We believe our current leadership structure, with Mr. Hayes serving as CEO, Mr. Hoover as Chairman of the Board, a Board with a majority of independent directors, an independent chairman for each of our standing Board committees and separate meetings of nonmanagement and independent directors, the latter led by the Presiding Director, provides the most effective form of leadership for our Corporation at this time. We believe that our directors provide effective oversight of risk management through the Board's regular dialogue with Ball management, the Enterprise Risk Management process, and assessment of specific risks within each Board committee's areas of responsibility.

 BOARD DIVERSITY

        Ball's Nominating/Corporate Governance Committee consistently applies the principles of diversity in its consideration of candidates for Board positions. In addition to considering characteristics such as race, gender and national origin, the Committee considers a variety of other characteristics, such as business and professional experience, education and skill, all leading to differences of viewpoint and other individual qualities that contribute to Board heterogeneity. This has resulted in a diverse group of talented and capable Board members, as described in more detail under "Director and Nominee Experience and Qualifications" on pages 9-11.

GOVERNANCE OF THE CORPORATION

Corporate Governance Guidelines

        The Board has established Corporate Governance Guidelines to comply with the relevant provisions of Section 303A of the NYSE Listed Company Manual (the "NYSE Listing Standards"). The Corporate Governance Guidelines are set forth on the Corporation's Web site at www.ball.com under the "Investors" page, under the link, "Corporate Governance." A copy may also be obtained upon request from the Corporation's Corporate Secretary.

Policies on Business Ethics and Conduct

        Ball established a Corporate Compliance Committee in 1993 chaired by a designated Compliance Officer. The Committee publishes a code of business ethics, which is in the form of the Business Ethics booklet. The Board has adopted a separate additional business ethics statement referred to as the Ball Corporation Executive Officers and Directors Business Ethics Statement ("Executive Officers and Directors Ethics Statement") designed to establish principles requiring the highest level of ethical behavior toward achieving business success within the requirements of the law and the Corporation's policies and ethical standards. The Business Ethics booklet and the Executive Officers and Directors Ethics Statement are set forth on the Corporation's Web site at www.ball.com under the "Investors" page, under the link, "Corporate Governance." Copies may also be obtained upon request from the Corporation's Corporate Secretary.

Director Training

        All new directors receive orientation training soon after being elected to the Board. Continuing education programs are made available to directors including internal presentations, third-party presentations and externally offered programs. Five directors attended externally offered director training programs in 2011.

Communications With Directors

        The Corporation has established means for shareholders or others to send communications to the Board. Persons interested in communicating with the Board, its individual directors or its committees may send communications in writing to the Corporate Secretary or the Chairman of the Board. The communication should be sent in care of the Corporate Secretary, Ball Corporation, by mail to P.O. Box 5000, Broomfield, Colorado 80038-5000 or facsimile transmission to 303-460-2691.

        In accordance with the NYSE and SEC requirements, the Corporation has established additional means for interested parties to send communications to the Board and selected committees, which are described on the Corporation's Web site at www.ball.com under the "Investors" page, under the link, "Corporate Governance."

        Shareholder proposals for inclusion in the Corporation's proxy materials will continue to be handled and must be communicated as disclosed in this Proxy Statement on page 57.

Meetings of Nonmanagement and Independent Directors

        The Board meets regularly and not less than four times per year. Nonmanagement directors meet regularly, usually in conjunction with a regular Board meeting. Independent directors meet at least annually. Georgia R. Nelson served as Presiding Director for meetings of independent directors held in 2011.

Director Independence Standards

        Pursuant to the NYSE Listing Standards, the Board has adopted a policy adhering to the director independence requirements of the NYSE in determining the independence of directors. These standards are described on the Corporation's Web site at www.ball.com under the "Investors" page, under the link, "Corporate Governance."

        The Board has determined that a majority of the Board is independent, and that based upon the NYSE independence standards, during 2011 each of the members of the Board was and currently is independent with the exception of Messrs. Fiedler, Hayes and Hoover.

CERTAIN COMMITTEES OF THE BOARD

        The standing committees of the Board are the Audit, Nominating/Corporate Governance, Human Resources and Finance Committees.

Audit Committee:

        The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibilities to oversee management's conduct and the integrity of the Corporation's public financial reporting process including the overview of (1) accounting policies, (2) the system of internal accounting controls over financial reporting, (3) disclosure controls and procedures, (4) the performance of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Corporation (the "independent auditor"), (5) the Internal Audit Department, and (6) oversight of our risk management. The Audit Committee is responsible for engaging and evaluating the Corporation's independent auditor, including the independent auditor's qualifications and independence; resolving any differences between management and the independent auditor regarding financial reporting; preapproving all audit and non-audit services provided by the independent auditor; and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

        Members of the Audit Committee are Ms. Nicholson and Messrs. Alspaugh, Smart, Solso and van der Kaay. The Board has determined that each member of the Audit Committee is independent and financially literate, has accounting or financial management expertise and is an Audit Committee financial expert under the NYSE Listing Standards and the SEC regulations. The Audit Committee met five times during 2011.

        The Report of the Audit Committee is set forth on page 54. The Committee has considered the non-audit services provided during 2011 and 2010 by the independent auditor as disclosed below and determined the services were compatible with maintaining the auditor's independence. The Committee believes the fees paid to the independent auditor in respect of the services were appropriate, necessary and cost efficient in the management of the business of the Corporation and are compatible with maintaining the auditor's independence.

Audit Fees and Services

        The following table represents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Corporation's annual Consolidated Financial Statements and quarterly reports and the auditor's report under the Sarbanes-Oxley Act of 2002 for fiscal 2011 and fiscal 2010, together with fees for audit-related services and tax services rendered by PricewaterhouseCoopers LLP during fiscal 2011 and fiscal 2010. Audit-related services for 2011 consisted of consultations related to acquisitions and joint venture accounting and derivative transactions. Tax fees consisted principally of tax compliance, including tax compliance matters related to tax audits and return preparation fees and fees for tax consultations, primarily related to the Corporation's relocation of its European headquarters. Other fees included fees primarily related to an external quality assessment of the Corporation's internal audit function. Audit-related services for 2010 consisted of consultations related to a comfort letter for the Corporation's 2010 bond offering, advice related to the sale of a business segment and discontinued operations presentation, derivative transactions, various local and special audits, joint venture consultations, including consolidation, audit of specific accounting matters, and various consents related to SEC filings. Tax fees consisted principally of tax compliance, including tax compliance matters related to tax audits and return preparation fees and fees for tax consultations. Other fees primarily included fees related to due diligence assistance on various acquisitions and advisory services related to consolidation and reporting process improvement initiatives.

	Fiscal 2011	Fiscal 2010

Audit Fees
Attestation Report and Accounting Consultations	$5,433,000	$5,481,000
Foreign Statutory Audits	1,544,000	1,209,000
Audit-Related Fees
Benefit Plans	$25,000	$29,000
Consultations	206,000	395,000
Tax Fees
Tax Compliance Matters	$932,000	$428,000
Tax Consultations	3,641,000	1,413,000
All Other Fees	$62,000	$1,330,000

        The Audit Committee's Charter requires management to submit for preapproval all audit, audit-related and non-audit-related services to be performed by the independent auditor. Management and the independent auditor submit a report of fees for review and preapproval by the Committee on a quarterly basis. The Audit Committee requires management and the independent auditor to submit a report at least annually regarding audit, audit-related, tax and all other fees paid by the Corporation to the independent auditor for services rendered in the immediately preceding two fiscal years. The Committee considers whether the fees for non-audit and audit-related services are compatible with maintaining the auditor's independence and requires management and the independent auditor to confirm this as well. The Audit Committee preapproved 100% of all of the above-referenced fees paid in 2011 and 2010 for services that were provided by PricewaterhouseCoopers LLP.

        There were no hours expended by persons other than the independent auditor's full-time, regular employees on the independent auditor's engagement to audit the Corporation's financial statements.

        A copy of the Audit Committee Charter is set forth on the Corporation's Web site at www.ball.com under the "Investors" page, under the link, "Corporate Governance."

Nominating/Corporate Governance Committee:

        The Nominating/Corporate Governance Committee is responsible for assisting the Board in fulfilling its responsibility to identify qualified individuals to become Board members; recommending to the Board the selection of Board nominees for the next Annual Meeting of Shareholders; addressing the independence and effectiveness of the Board by advising and making recommendations on matters involving the organization and operation of the Board, Corporate Governance Guidelines and directorship practices; overseeing the evaluation of the Board and its committees; and reviewing and assessing the Corporation's sustainability activities and performance. The Nominating/Corporate Governance Committee utilizes the standards set forth below for considering director nominees.

        Members of the Nominating/Corporate Governance Committee are Messrs. Alspaugh, Lehman and Taylor and Ms. Nelson. The Board has determined that the members of the Committee are independent under the NYSE Listing Standards. The Nominating/Corporate Governance Committee met four times during 2011.

        The Board has established a process whereby nominees for the Board may be submitted by members of the Board, the CEO, shareholders and any other persons. The Committee considers these recommended candidates in light of criteria set forth below.

        The Committee will seek candidates who meet at a minimum the following criteria: (1) have sufficient time to attend or otherwise be present at Board, relevant Board committee and Shareholders' meetings; (2) will subscribe to Ball Corporation's Corporate Governance Guidelines and the Executive Officers and Directors Ethics Statement; (3) demonstrate credentials and experience in a broad range of corporate matters; (4) have experience, qualifications, attributes and skills that would qualify them to serve as a director; (5) will subscribe to the finalized strategic and operating plans of the Corporation as approved by the Board from time to time; (6) are not affiliated with special interest groups that represent major causes or constituents; and (7) meet the criteria, if any, for being a director of the Corporation as set forth in the Indiana Business Corporation Law, the Articles of Incorporation and the Bylaws of the Corporation.

        The Committee will apply the principles of diversity in consideration of candidates. The Committee may utilize and pay third-party consultants to identify and screen candidates on a confidential basis for service on the Board. The Committee will also determine candidates' qualifications in light of the standards set by the Committee and by evaluating the qualifications of all candidates in an attempt to select the most qualified nominees suited to serve as a director while attempting to ensure that a majority of the Board is independent and, where needed, to meet the NYSE and SEC requirements for financial literacy, accounting or financial management expertise or audit committee financial expert status.

        The Nominating/Corporate Governance Committee will consider candidates recommended by shareholders in accordance with the Corporation's Bylaws. Any such recommendation should be in writing and addressed to the Chair, Nominating/Corporate Governance Committee, in care of the Corporate Secretary, Ball Corporation, by mail to P.O. Box 5000, Broomfield, Colorado 80038-5000.

        The Nominating/Corporate Governance Committee received no recommendations for candidates as nominees for the Board from a security holder or group of security holders that beneficially owned more than 5% of the Corporation's voting common stock for at least one year as of the date of the recommendation.

        A copy of the Nominating/Corporate Governance Committee Charter is set forth on the Corporation's Web site at www.ball.com under the "Investors" page, under the link, "Corporate Governance."

Human Resources Committee:

        The primary purpose of the Human Resources Committee is to assist the Board in fulfilling its responsibilities related to the evaluation and compensation of the CEO and overseeing the compensation of the other executive officers of the Corporation; reviewing and approving the schedule of salary ranges and grades for the salaried employees of the Corporation; approving the Corporation's stock and cash incentive compensation programs including awards to executive officers and the number of shares to be optioned and/or granted from time to time to employees of the Corporation; approving and receiving reports on major benefit plans, plan changes and determinations and discontinuations of benefit plans; discussing the performance evaluation system and succession planning system of the Corporation, including discussions with the Chairman of the Board and the CEO about the succession plan for the Chairman of the Board and the CEO; hiring experts, including executive compensation consultants, as deemed appropriate to advise the Committee; assessment of compensation-related risks; and authorizing the filing of required reports with federal, state and local governmental agencies.

        Members of the Human Resources Committee are Messrs. Smart, Solso and Taylor and Ms. Nelson. The Board has determined that the members of the Committee are independent under the NYSE Listing Standards. The Human Resources Committee met four times during 2011. A copy of the Human Resources Committee Charter is set forth on the Corporation's Web site at www.ball.com under the "Investors" page, under the link, "Corporate Governance."

Finance Committee:

        The Finance Committee assists the Board in fulfilling its responsibility to oversee management in the financing and related risk management of the Corporation, the status of the Corporation's retirement plans and insurance policies and the Corporation's policies relating to interest rates, commodity hedging and currency hedging. The Committee may hire experts as deemed appropriate to advise the Committee in the performance of its duties. The Committee reports to the Board concerning the financing of the Corporation and the performance of the Committee.

        The members of the Finance Committee are Messrs. Fiedler, Lehman and van der Kaay and Ms. Nicholson. The Committee met four times during 2011. A copy of the Finance Committee Charter is set forth on the Corporation's Web site at www.ball.com under the "Investors" page, under the link, "Corporate Governance."

 BOARD MEETINGS AND ANNUAL MEETING

        The members of the Board are expected to attend all meetings of the Board, relevant committee meetings and the Annual Meeting of Shareholders. The Board held five meetings during 2011. Every director attended 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which the director served. All directors attended the 2011 Annual Meeting.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

        Ball Corporation has adopted a policy with respect to transactions with related persons requiring its executive officers and directors to comply with all SEC and NYSE requirements concerning transactions between the Corporation and "related persons," as defined in the applicable SEC and NYSE rules. With respect to related persons, David L. Taylor currently serves as President and Chief Executive Officer of a wholly owned subsidiary of Ball Corporation, and is the spouse of Lisa A. Pauley, an executive officer of the Corporation. For 2011, Mr. Taylor's base salary was approximately $405,000. To facilitate compliance with such policy, the Board adopted procedures for the review, approval or ratification of any transaction required to be reported under the applicable rules. The policy provides that each executive officer and director will promptly report to the Chairman of the Board any transaction with the Corporation undertaken or contemplated by such officer or director, by any beneficial owner of 5% or more of the Corporation's voting securities or by any immediate family member. The Chairman of the Board will refer any transaction to the General Counsel for review and recommendation. Upon receipt of such review and recommendation, the matter will be brought before the Nominating/Corporate Governance Committee to consider whether the transaction in question should be approved, ratified, suspended, revoked or terminated. This policy for transactions with related persons is in writing and is part of the Ball Corporation Executive Officers and Directors Ethics Statement. The written form of the policy can be found on the Corporation's Web site as indicated in the section "Policies on Business Ethics and Conduct" on page 12.

 EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

        The Compensation Discussion and Analysis ("CD&A") portion of our proxy materials describes Ball Corporation's 2011 executive compensation program and its strong alignment with our pay-for-performance philosophy.

EXECUTIVE SUMMARY

        Ball Corporation experienced another excellent year in 2011—including the successful transition to a new leadership team, beginning with the election of John A. Hayes as the Corporation's President and Chief Executive Officer, upon the retirement of R. David Hoover, who remains as Chairman of the Board. In addition, Ball's 2011 financial results were among the best in our Corporation's 132-year history, as more specifically described under the heading "Management's Discussion and Analysis" in the Corporation's Annual Report on Form 10-K. The chart below summarizes certain key financial results for fiscal year 2011 compared to fiscal year 2010:

	2011	2010	% Growth

Revenue (net sales)	$8.6 billion	$7.6 billion	13.2%
Net Earnings (comparable basis)*	$460 million	$433 million	6.2%

Free Cash Flow*	$505 million	$506 million	-0.2%
Stock Price	$35.71	$34.03	4.9%

Earnings Per Share (comparable basis)*	$2.73	$2.36	15.7%

*
These financial measures are on a non-U.S. GAAP basis and should be considered in connection with the consolidated financial statements contained within Item 8 of the 2011 Annual Report on Form 10-K (the "annual report"). Non-U.S. GAAP measures should not be considered in isolation and should not be considered superior to, or a substitute for financial measures calculated in accordance with U.S. GAAP. A reconciliation of Non-GAAP measures to U.S. GAAP is available in Item 7 of the annual report.

        Ball's stock price closed the year at $35.71, an increase of 4.9% over the prior year compared to 5.2% for the Dow Jones Industrial Average and 0% for the S&P 500. Including reinvested dividends, the Corporation generated a total return of 5.8% for the same period. Also during the year, the Corporation completed a two-for-one split of our common stock, increased the quarterly cash dividend by 40% to 7 cents per share on a post-split basis, which provided annual dividends of $46 million, and repurchased $474 million of the Corporation's common stock.

        The strong business performance in 2011 is a continuation of the performance we have delivered over the last decade. The graph below compares the cumulative 10-year total return of holders of Ball Corporation's common stock with the cumulative total returns of the S&P 500 Index and the Dow Jones U.S. Containers & Packaging Index. The graph tracks the performance of a $100 investment in our common stock (with the reinvestment of all dividends) and in each of the indexes from December 31, 2001, to December 31, 2011.

Copyright© 2012 Standard & Poor's, a division of The McGraw-Hill Companies Inc. All rights reserved. (www.researchdatagroup.com/S&P.htm)

Copyright© 2012 Dow Jones & Company. All rights reserved.

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

        Much of our financial success is attributable to the fact that we consistently focus on the key components of our financial strategy, which include:

•

Generating free cash flow;

•

Disciplined and balanced capital allocation;

•

Growing earnings before interest and taxes ("EBIT") by maximizing value in existing businesses, expansion into new markets and products, and merger and acquisition activities; and

•

Generating incremental Economic Value Added ("EVA®") with returns in excess of our weighted average cost of capital ("WACC"), which over time leads to a higher share price and shareholder returns.

        In 2011 we also developed and initiated our Drive for 10 strategy, which builds on Ball's strong foundation and emphasizes five key strategic levers that will allow us to achieve continued growth over the next decade. During the year we had many operational successes that directly aligned with our Drive for 10 strategy, including:

  •
  Successfully completing the acquisition and integration of Aerocan S.A.S. in Europe;

  •
  Expanding our geographic reach by building new beverage can plants in Brazil, China and Vietnam;

  •
  Strategically redeploying assets by relocating a metal beverage can production line originally intended for a plant in Lublin, Poland, to our Belgrade, Serbia, plant;

  •
  Aligning our North American manufacturing footprint to better meet changing market demand;

  •
  Expanding specialty can production in our Forth Worth, Texas, plant by adding a new specialty can line capable of producing both 16- and 24-ounce cans and adding an Alumi-tek Bottle line in our Golden, Colorado, plant; and

  •
  Expanding Ball Aerospace's manufacturing center in Westminster, Colorado, and NASA's successful launch of the Ball-built NPP satellite.

        Pay-for-Performance Serves as the Foundation of our Executive Compensation Program—The design, governance and administration of our executive compensation program is centered on the principle of aligning pay to performance, achieved by linking the majority of executive compensation opportunities to long-term shareholder returns and the value-added financial performance of the Corporation. We believe this principle has directly contributed to the successful performance of the business through:

  •
  A management-as-owners culture that builds a management team with meaningful ownership in the Corporation. Executives are closely aligned to shareholder interests through established ownership expectations, equity-settled long-term incentives and specialized opportunities that encourage individuals to make meaningful, personal investments in Ball Corporation common stock.

  •
  Incentive pay programs that utilize value-added financial performance metrics—specifically, EVA®, return on average invested capital ("ROAIC"), and total shareholder return ("TSR")—that are in our view most closely aligned with shareholder value generation by creating accountability for both the efficient deployment of capital and strong earnings generation.

        The major compensation elements of Ball's pay-for-performance philosophy are shown in the table below, with the page in the CD&A that details the specifics of each of these components:

Compensation Element	Basis for Performance Measurement	Alignment with Principle of Pay-for-Performance	Page

Short-Term Annual Cash Compensation

Base Salary	Individual performance and contribution based on primary duties and responsibilities	Competitive compensation element required to recruit and retain top executive talent; pays for primary duties and responsibilities	28

Economic Value Added Annual Incentive Plan	EVA® Growth (net operating profit after-tax, less a cost of capital charge)	Measures the increase in actual economic value generated by the business.	28

Long-Term Incentives (Cash)

Long-Term Cash Incentive Plan ("LTCIP")	• ROAIC • Relative TSR vs. S&P 500 subset	Rewards ROAIC performance above a target rate set above the Corporation's weighted average cost of capital and shareholder returns that outperform the market	31

Acquisition-Related Special Incentive Plan	EBIT and Cash Flow (for Metal Beverage Packaging Division, Americas)	Rewards the successful integration and performance of a business acquired in 2009	32

Long-Term Incentives (Equity)

Stock Options/Stock-Settled Stock Appreciation Rights ("SARs")	Stock Price Appreciation	Rewards absolute stock price growth over time	33

Performance-Contingent Restricted Stock Units ("RSUs")	• ROAIC • Stock Price	Builds executive ownership with stock unit awards that vest contingent upon ROAIC over a 3-year period exceeding the Corporation's weighted average cost of capital	33

Restricted Stock/RSUs	Stock Price	Granted from time-to-time, generally in connection with the promotion or recruitment of individuals to facilitate ownership and retention	34

Deposit Share Program ("DSP")	Stock Price	Promotes an executives-as-owners culture by making deposit share opportunities from time-to-time in the discretion of the Committee, in exchange for the recipient voluntarily investing in and holding shares of Ball Corporation common stock	34

        Our Heavy Weighting of Compensation to Performance Creates Pay-for-Performance Linkage—Consistent with our management-as-owners, pay-for-performance philosophy described previously, the majority of the target total compensation for our executives is variable based on performance, which constitutes pay at risk. The CEO is eligible to participate in the same executive programs as the CFO and the other NEOs; however, a larger portion of the CEO's target total compensation is at risk. The following charts represent the mix of target total compensation awarded to the Corporation's CEO and other NEOs in 2011. As illustrated, 87% of the target total compensation awarded to the CEO and 80% awarded to the other NEOs in 2011 was based on elements that may vary from year to year depending on business performance. Furthermore, 74% of the CEO's and 67% of the other NEOs' target total compensation was based on long-term performance. This emphasis on longer-term compensation, through performance based long-term cash and stock awards, ensures a strong continued alignment between Ball's executive ownership and shareholder value creation objectives.

        Our Compensation Plans are Closely Linked to Business Performance—The Corporation's fiscal 2011 financial results and the resulting EVA® improvement was directly linked to the pay outcome of our annual short-term incentive plan, since the payout factor is based on the amount of profits generated, in excess of both operating and capital costs, resulting in EVA® in excess of targets, as shown below:

Compensation Element	2011 Performance Achievement	2011 Pay Outcome

Annual Cash Compensation

Economic Value Added Annual Incentive	The actual EVA® generated in excess of Ball's internal 9% after-tax hurdle rate for fiscal year 2011 of $142.3 million exceeded our $96.3 million EVA® incentive plan target by $46.0 million	Payout for our NEOs was at 188% of target

        Likewise, our success in fiscal year 2011 reflects a continuation of the successful execution of our business strategy and strong performance in prior years; therefore, pay realized by our NEOs from long-term incentive performance cycles completed at 2011 year-end reflects our commitment to improved financial performance and stock price growth, as shown below:

Compensation Element	2011 Performance Achievement	2011 Pay Outcome

Long-Term Incentives (Equity)

Performance-Contingent RSUs 2009 to 2011 Period	Actual 3-year average ROAIC of 11.66% exceeded the target weighted cost of capital of 6.8%	All performance-contingent RSUs granted in 2009 fully vested for all NEOs on January 31, 2012

Compensation Element	2011 Performance Achievement	2011 Pay Outcome

Long-Term Incentives (Cash)

Long-Term Cash Incentive Plan ("LTCIP") 2009 to 2011 Cycle	Relative TSR versus the S&P 500 subset fell into 86th percentile, which exceeded the target of 50th percentile (for 50% of payout)

Actual 3-year average ROAIC of 11.66% exceeded the target of 9.00% (for 50% of payout)

All of our NEOs received LTCIP payout equal to 200% of target

Acquisition-Related Special Incentive Plan 2nd Interim Payout	Cumulative 27-month EBIT was slightly above and cash flow was slightly below target	The most recent 27-month period resulted in an interim award of 33.29% of the target award

        We Are Committed to Shareholder Oriented Corporate Governance—Our governance process ensures that the executive compensation program is appropriately maintained and updated to always meet a standard of excellence in pay-for-performance alignment. Specifically, a number of practices and policies are in place to promote the continuous improvement and accountability of our executive compensation program:

  •
  A Human Resources Committee of the Board of Directors ("Committee") composed entirely of directors who meet the NYSE independence standards

  •
  An executive compensation consultant, engaged by and reporting directly to the Committee

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  A review of total compensation via tally sheets

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  External benchmarking of compensation levels and incentive design practices

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  Dividend equivalents for performance-based awards which only vest when performance measures are achieved

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  Perquisites that are of nominal value and are not grossed-up for taxes

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  Ongoing assessment of the relationship between risk and compensation programs

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  Executive stock ownership guidelines for executives and directors, which have been attained by all

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  An anti-hedging policy for our executives and directors

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  A shareholder-approved recoupment or "clawback" provision for cash incentive and stock compensation, which in the case of fraud or intentional misconduct by any executive at a level of vice president or above, may result in full reimbursement to Ball of any incentive compensation or cancellation of any outstanding awards to the executive

  •
  Change in control agreements with multiples that do not exceed two times pay and that require a termination of employment following a change in control ("double trigger") before severance benefits are triggered. Excise tax gross-ups have been eliminated for any new change in control agreements entered into after January 1, 2010.

        Composition of our NEOs in 2011—As mentioned previously, 2011 brought several planned changes to our executive team, based upon strategic succession planning, talent management and transition execution. The most significant change was the retirement of Mr. Hoover as CEO, at which time the Board of Directors elected Mr. Hayes to the position. The continued strong performance of the business and the leadership of the executive management team contributed to a smooth, successful transition of CEO responsibilities. Other changes included the retirement of Mr. Westerlund, and the effective transition of his responsibilities to Mr. Baker and Ms. Pauley. Mr. Baker assumed the responsibilities of Corporate Secretary. Ms. Pauley assumed full responsibility of Human Resources and Administration, adding additional functional departments to fit with existing administration strategies.

Officers	Title

John A. Hayes	President and CEO, elected on January 26, 2011
Scott C. Morrison	SVP and CFO since 2010
Raymond J. Seabrook	EVP and COO, Global Packaging since 2010
Charles E. Baker	VP and General Counsel since 2004, elected Corporate Secretary on July 27, 2011
Lisa A. Pauley	SVP, Human Resources and Administration, promoted on July 27, 2011

Former Officers	Title

R. David Hoover	Chairman and former CEO; retired as CEO on January 26, 2011
David A. Westerlund	Former EVP, Administration and Corporate Secretary; retired on September 30, 2011

        NEO Target Compensation Awarded in 2011—After review of competitive market data based on both general industry and peer group; the Corporation's financial and operational performance; executive compensation consultant and CEO recommendations; tally sheet analysis; promotion actions leading to greater responsibility; executive individual performance; and internal pay comparisons, the Committee authorized the following target total compensation elements for the CEO and other NEOs:

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  Base pay increases to all NEOs, which incorporated promotional increases for Messrs. Hayes and Baker and Ms. Pauley as a result of their promotions and substantial increase in responsibilities;

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  Continued utilization of the short-term incentive EVA® plan. Target incentive opportunity percentages remained the same for all NEOs except Mr. Hayes and Ms. Pauley, which increased as a result of their promotions;

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  Continued utilization of the long-term cash incentive plan for all NEOs. Target incentive opportunity percentages remained the same for all NEOs except Mr. Hayes and Ms. Pauley, which increased as a result of their promotions;

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  The award of performance-contingent RSUs, SARs and stock options; and

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  The Committee approved opportunities under the DSP to our NEOs and broader management team; under this program, we provide grants of restricted stock units in exchange for the recipient buying and holding a matching number of common shares. These deposit share opportunities are made from time-to-time in the discretion of the Committee, and are intended to support our commitment to have a management team of owners at Ball Corporation, with individuals voluntarily investing in the Corporation.

        The Committee is confident that our executive compensation program, along with our management-as-owners culture and our pay-for-performance philosophy, have directly contributed to the successful performance of the business and resulted in an executive team closely aligned with shareholders.

 COMPENSATION OBJECTIVES AND PHILOSOPHY

        The primary objective of Ball's executive compensation program is to attract and retain exceptional leaders and enable them to behave like an owner—one of our key business values. When setting executive compensation, Ball applies a consistent approach for all executive officers and intends that the combination of compensation elements closely aligns the executives' financial interest with those of the shareholders. The program is mainly designed to:

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  Attract, motivate and retain a highly capable and performance-focused executive team;

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  Promote a culture of management owners whose financial interests are aligned with those of the Corporation's shareholders;

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  Pay for performance such that total compensation reflects the individual performance of executives and the absolute and relative performance of Ball; and

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  Efficiently manage the potential stock dilution, cash flow, tax and reported earnings implications of executive compensation, consistent with the other objectives of the program.

        Target total compensation is composed of base salary, annual EVA® incentive compensation and long-term incentive compensation in the form of both cash and equity. In support of Ball's emphasis on significant ownership by key executives, Ball delivers long-term incentive opportunities that encourage ownership. Generally, the amount of compensation realized or potentially realizable does not directly impact the level at which future pay opportunities are set. However, when granting equity awards, the Committee reviews and considers both individual performance and the number of outstanding and previously granted equity awards.

        In addition to promoting share ownership, the Corporation's executive compensation objectives and philosophy focus on rewarding performance. This means that shareholder returns along with corporate performance, both short-term and long-term, comprise the largest portion of executive pay.

ROLE OF THE HUMAN RESOURCES COMMITTEE AND EXECUTIVE
COMPENSATION CONSULTANT

        The Human Resources Committee (the "Committee") oversees the administration of the executive compensation program and determines the compensation of the executive officers of the Corporation. The Committee is solely composed of nonmanagement directors, all of whom meet the independence requirements of the NYSE. Furthermore, the Committee has retained an independent consultant (the "Consultant") to assist in discharging its responsibilities. The Consultant is employed by Pay Governance, LLC and is engaged by and reports directly to the Committee. Specifically, the Consultant's role is to develop recommendations for the Committee related to all aspects of executive compensation programs and the Consultant works with management to obtain information necessary to develop the recommendations. Pay Governance, LLC, an independent company that is not affiliated with us, provides no other services to the Corporation.

PROCESS FOR DETERMINING EXECUTIVE COMPENSATION

        The Committee reviews and adjusts executive target total compensation levels, including equity grants annually in January of each year. The Corporation begins the annual process by reviewing each executive officer's target total compensation in relation to the 50th percentile of comparably sized companies based on general industry data. The Corporation also takes into account, as an additional reference point, competitive compensation data from a selected group of peer companies consisting of leading container and packaging, distiller and brewer, food, household durable and nondurable goods companies ("Peer Group"). This general industry and Peer Group data is gathered by the Consultant and presented to the Corporation and the Committee in reports that provide a comparative analysis of our executive officer compensation to this competitive market compensation. The Consultant works in collaboration with the Corporation's Compensation Department when preparing such reports.

        Additionally, the Consultant creates tally sheets for each executive that outline each executive's annual target and actual pay in relation to competitive market information as well as total accumulated pay under various corporate performance scenarios, both recent and projected. The tally sheets are used to analyze and determine executive officer pay recommendations and approvals. The Consultant also prepares for the Committee an independent review and recommendation of the CEO's compensation. In its deliberations, the Committee meets with the CEO and other members of senior management, as appropriate, to discuss the application of the competitive benchmarking (pay and performance) relative to the unique structure and needs of the Corporation.

        The CEO's target total compensation package is set by the Committee during an executive session based on the Committee's review of the competitive information and recommendation prepared by the Consultant, assessment of the CEO's individual performance in conjunction with the financial and operating performance of the Corporation, and appropriate business judgment.

        A recommendation for the target total compensation of the Corporation's other executive officers, including the CFO and other NEOs, is made by the CEO after reviewing the executive's and the Corporation's business performance in conjunction with the executive's responsibility and experience when compared to the competitive market information prepared by the Consultant. The compensation package for the other executive officers is established by the Committee taking into consideration the recommendation of the CEO, the executive officer's individual job responsibilities, experience and overall performance, along with appropriate business judgment.

        The Committee may also adjust an executive's compensation level during the year as a result of a promotion. Such adjustments take into consideration competitive market data and a recommendation provided by the Consultant, as well as the recommendation of the CEO, which takes into account the additional responsibilities assigned and overall experience and performance of the executive.

PEER GROUP

        Our current Peer Group reflects changes adopted for executive compensation planning for the 2011 fiscal year. During the third quarter of 2010, the Committee engaged the Consultant to assess whether the Peer Group required changes. This process was intended to ensure that the Corporation's Peer Group was most reflective of our business type and competitive market for executive talent—incorporating factors such as size, industry and organization type—as this is important to creating a well-designed, performance-oriented executive pay program.

        In developing potential changes to our competitive group companies, the Consultant used both objective, quantitative financial and industry criteria, as well as qualitative criteria regarding the nature of our business operations. Specifically, the Consultant used the following principles and criteria in identifying appropriate Peer Group companies:

Design Principle	Criteria

Quantitative financial criteria to ensure organizations are comparable in terms of size and structure

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Revenue between ~$3-$15 billion (an approximate range of 0.5x-2x Ball's revenues)

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Market capitalization between ~$3-$15 billion (used as a secondary reference)

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Ratio of market capitalization to revenue between 0.5 and 2.0

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Positive operating margins ranging from 5-20%

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Three-year TSRs with no outlying large declines, ideally outperforming the S&P 500

Qualitative criteria regarding appropriate industry, business types and organizational complexity

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Ball's direct peers in the containers and packaging industry

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Nondurable consumer product companies with some or all of the following characteristics: containers and packaging are a critical element of the final product, there is a substantial business focus on meeting annual performance expectations, and the individual consumer represents the ultimate purchaser of the product

•

Broader manufacturing companies within the aerospace, office services supplies, capital goods, chemical manufacturing, paper product, and steel industries

        Following the Consultant's review, the Committee approved the modification of the Peer Group to include the following companies:

Avery Dennison Corporation Bemis Company, Inc. Campbell Soup Company ConAgra Foods, Inc. Crown Holdings Inc. Eastman Chemical Company Goodrich Corp.	Greif, Inc. H.J. Heinz Company ITT Corporation MeadWestvaco Corporation Molson Coors Brewing Company Owens-Illinois, Inc. Pactiv Corp.	PPG Industries, Inc. Sara Lee Corp. Sealed Air Corporation Silgan Holdings, Inc. Sonoco Products Company United States Steel Corp.

        The chart below compares certain criteria for the organizational scope of responsibility for Ball's executives to those of peer companies.

Ball Market Capitalization, Revenue and Net Income
as Compared to Peer Group

NOTE: Financial statistics shown above were provided by the Consultant.
*	As of September 15, 2011
**	FY 2010

 ELEMENTS OF BALL'S EXECUTIVE COMPENSATION PROGRAM AND 2011 PERFORMANCE

        The primary elements of Ball's executive compensation program are designed to be consistent with the compensation objectives described previously. The elements are outlined in the following table. The purpose of each element is also provided to demonstrate how each fits with the overall compensation objectives, specifically, stock ownership and pay-for-performance.

Component	Element	Purpose	Performance Measures	2011 Performance Outcome

Base Compensation—Current Year	Annual Base Salary	Fixed element of pay based on an individual's primary duties and responsibilities.	Individual performance and contribution based on primary duties and responsibilities.	All NEOs received base pay increases, which included increases for promotions as applicable.

Annual Incentive—Performance Based Cash	Annual EVA® Incentive Compensation Plan	Designed to reward achievement of specified annual corporate and/or operating unit financial goals pursuant to EVA® principles.	Actual 2011 EVA® based on the amount of corporate net operating profit after-tax, less a charge for capital employed in the business based on Ball's after-tax internal hurdle rate, as compared to the 2011 EVA® incentive plan target.	Resulted in an award of 188% of target for all NEOs. No amounts were banked.

Long-Term Incentive—Performance Based Cash	Long-Term Cash Incentive Plan	Designed to promote long-term creation of shareholder value in absolute terms (ROAIC) and relative terms (performance versus a group of companies in the S&P 500) and provide an executive retention incentive.	50% based on TSR over 3 years relative to a group of S&P 500 companies and 50% based on ROAIC over 3 years, as compared to targets.	The 2009 to 2011 cycle resulted in an award payment of 200% of target for all NEOs based on performance above target for 3 years relative TSR (86th percentile) and ROAIC (11.66%).

	Acquisition-Related Special Incentive Plan	Designed to promote the successful integration of a newly acquired business thereby enhancing financial returns and cash flow.	Cumulative EBIT and cumulative cash flow of the Metal Beverage Packaging Division, Americas.	The second 27-month cycle ended December 31, 2011, resulted in an interim award payment of 33.29% of the total target award.

Long-Term Incentive— Performance Based Equity	Stock Options and Stock-Settled SARs	Designed to promote share ownership and long-term performance resulting in the creation of shareholder value.	Stock price performance relative to the grant date stock price (exercise price) of the stock options/SAR grants.	Stock price performance ending December 31, 2011, excluding dividends:

	Restricted Stock/RSUs	Designed to promote share ownership, provide a retention incentive, and provide long-term incentive for the creation of shareholder value.	Stock price performance.	Ball vs. S&P 500 1-year: 4.94% vs. 0.00%. Ball vs. S&P 500 3-year: 71.68% vs. 39.23%.

	Deposit Shares	Designed to promote executive financial investment in the Corporation, promote share ownership and provide long-term incentive for performance resulting in the creation of shareholder value.	Attainment of required holding period and stock price performance.

	Performance- Contingent RSUs	Designed to promote share ownership through the achievement of financial returns in excess of the Corporation's weighted average cost of capital.	Actual ROAIC over 3 years, equal to or exceeding the Corporation's weighted average cost of capital established at the beginning of the performance period.	For all NEOs, resulted in 100% vesting of the 2009 to 2011 performance-contingent RSU award on January 31, 2012, based on actual ROAIC of 11.66% over the 3-year period exceeding the weighted average cost of capital target of 6.8%.

Component	Element	Purpose	Performance Measures	2011 Performance Outcome

Benefits	Life and Pension Benefits	Supports basic life and retirement income security needs.	N/A	N/A

	Supplemental Executive Retirement Plan ("SERP")	Replicates benefits provided under the qualified pension plan, not otherwise payable due to IRS qualified plan limits.

	Non-Qualified Deferred Compensation	Provides eligible participants the ability to defer certain pretax compensation into a savings plan to support retirement income or other needs.

	Perquisites and Other Personal Benefits	Noncash compensation generally nominal in value ranging from 2-3% of total compensation, which may consist of financial planning, corporate contributions, aircraft usage and insurance premiums. The percent of total compensation may exceed the nominal range for an executive on foreign assignment.

SPECIFICS RELATED TO THE 2011 EXECUTIVE COMPENSATION ELEMENTS

        When determining our executive target total compensation decisions in January 2011, the Committee took into account the Corporation's strong operating and financial performance in 2010, which resulted in a total return to shareholders of 32.6%, based on stock price appreciation plus reinvested dividends, compared to a 12.8% return of the S&P 500 and the 11% return of the Dow Jones Industrial Average. The Corporation also generated significant free cash flow of $506 million and achieved EVA® profitability greater than 2009 levels and an after-tax return on invested capital of 11%. The Committee also recognized that all NEOs contributed to many other 2010 successes of the Corporation, including acquisitions in aluminum extruded container markets, expansion of our metal beverage packaging business in developing growth markets, divestiture of our plastic packaging business, the integration of four metal beverage packaging plants acquired in October 2009, significant program wins in our aerospace business, execution of our stock repurchase plan, successful debt refinancing and prudent balance sheet management. These results are due in large part to our focus on disciplined growth, operational excellence and talent management.

Base Salary

        Base salary levels are set on the basis of factors such as job responsibilities, the CEO's subjective judgment of individual performance and contributions to overall business performance, experience level, internal merit increase budgets, external market base salary movement, and market competitiveness as compared to 50th percentile data. The Committee reviewed base salary levels in late January 2011 and approved base salary increases for all NEOs, with changes becoming effective retroactively to January 1, 2011. These increases were approximately 3.5%—made as part of our merit increase process—with the exception of larger increases provided to Messrs. Hayes and Baker and Ms. Pauley, upon their promotions and substantial changes in responsibilities, and to Mr. Morrison as we continue to move his compensation towards the 50th percentile of market survey data for comparable positions, following his promotion to SVP and CFO in 2010.

NEO	Final Target 2010 Base Salary	% Increase during Fiscal 2011	Final Target 2011 Base Salary	Rationale

John A. Hayes	$725,000	24.1%	$900,000	Increase based on market data and to account for his promotion to CEO in January 2011, as well as his leadership and significant contributions to Ball's 2010 business performance outlined above.

Scott C. Morrison	$400,000	12.50%	$450,000	Increase based on market data and includes action to move his compensation towards market following his promotion to SVP and CFO in 2010, as well as his contributions to the 2010 execution of our stock repurchase plan, successful debt refinancing and prudent balance sheet management.

Raymond J. Seabrook	$600,000	3.50%	$621,000	Increase based on market data, as well as his contributions to the oversight of the integration of acquisitions in aluminum extruded container and metal beverage packaging industries, expansion of our metal beverage packaging business in developing growth markets, and divestiture of our plastic packaging business.

Charles E. Baker	$343,000	8.60%	$372,500	Increase based on market data and to account for the addition of Corporate Secretary responsibilities in July 2011, as well as his contributions to the legal/contractual elements of the acquisition, divestiture and debt refinancing activities in 2010.

Lisa A. Pauley	$235,000	27.60%	$300,000	Increase based on market data and to account for her promotion to SVP Human Resources and Administration in July 2011, which added responsibility for a number of administrative areas, as well as her contributions during 2010 to the human resource elements of the acquisition and divestiture activities and the standardization of global human resources processes and systems.

R. David Hoover	$1,155,000	0.00%	$1,155,000	No increase due to retirement. Actual amount received was $306,519.

David A. Westerlund	$455,500	3.25%	$470,304	Increase based on market data, individual and business performance. Actual amount received was $379,576.

Annual Incentive

        This short-term pay-for-performance incentive is used to encourage and reward the CEO and other NEOs for making decisions that improve performance as measured by EVA®. It is designed to produce sustained shareholder value by establishing a direct link between EVA® improvement and incentive compensation. EVA® was selected as the measure for Ball's Annual Incentive Compensation Plan because it has been demonstrated to correlate management's incentive with share price growth and shareholder returns. EVA® is computed by subtracting a charge for the use of invested capital from net operating profit after-tax as illustrated below:

EVA®	=	Net Operating Profits After Taxes ("NOPAT")	minus	Capital Charge (the Amount of Capital Invested by Ball multiplied by Ball's After-Tax Hurdle Rate)

        Generating profits in excess of both operating and capital costs (debt and equity) creates EVA®. If EVA® improves, value has been created.

        Performance Measures—Targets are established annually for each operating unit and for the Corporation as a whole based on prior performance. The Plan design motivates continuous improvement in order to achieve payouts at or above target over time.

        The Corporation's and/or operating unit's EVA® financial performance determines the amount, if any, of awards earned under the Annual Incentive Compensation Plan. Such awards are based on actual EVA® performance relative to the established EVA® target. For any one year, the EVA® target is equal to the sum of the prior year's target EVA® and one-half the amount of the prior year's EVA® gain or shortfall relative to the prior year's EVA® target and may be calculated as follows:

Current Year's EVA® Target	=	Prior Year's EVA® Target	plus	1/2	Prior Year's Actual EVA®	minus	Prior Year's EVA® Target

        Improvement in EVA® occurs when the amount of net operating profit after-tax less a charge for capital employed in the business increases over time. It establishes a direct link between annual incentive compensation and continuous improvement of return on invested capital relative to a 9% after-tax "hurdle rate." The Corporation has established 9% as the "hurdle rate" when evaluating capital expenditures and strategic initiatives in most regions in which we do business. This "hurdle rate" is above the Corporation's true cost of capital.

        For a given year, a payout at 100% of target annual incentive compensation is achieved when actual EVA® is equal to the EVA® target. Actual annual incentive payments each year can range from 0-200% of the targeted incentive opportunity based on corporate performance and/or the performance of the operating unit over which the executive has responsibility. For the Corporation's consolidated plan, a payout of 0% is realized when actual EVA® is $104 million less than targeted EVA®. A payout of 200% or greater may be achieved if actual EVA® is $52 million or higher than target EVA®. However any amounts over 200% of target are banked and remain at risk until paid over time in one-third increments whenever actual performance under the Annual Incentive Plan results in a payout of less than 200% of target. When the bank balance falls below $7,500 it is paid in full. All payments from the bank balance are made at the same time annual incentive payments are made. In 2011, Ball's actual EVA® performance exceeded our EVA® target by $46 million and resulted in a payout of 188% of target, as shown below:

EVA® Objectives for Fiscal 2011

Target	200% Payout	Actual
$96.3 million	$148.3 million	$142.3 million

        Target Incentive Percentages and 2011 Incentive Paid—A target incentive opportunity is established each year as a percentage of an executive's annual base salary and is targeted at approximately the 50th percentile of the competitive market with the opportunity to earn more for above-target performance or less for below-target performance. Each NEO's 2011 target incentive opportunity was based on the Corporation's consolidated EVA® performance. The table below summarizes for each NEO the 2011 target incentive opportunity as compared to the actual incentive paid as a result of the year's strong EVA® performance; the value paid may include a one-third increment of a prior bank balance.

	Target Annual Incentive		Actual Annual Incentive

NEO	% of Base	$ Value	% of Base	$ Value Paid

John A. Hayes	100%	$896,635	188%	$1,703,243
Scott C. Morrison	65%	$291,875	122%	$548,725
Raymond J. Seabrook	75%	$465,447	141%	$879,104
Charles E. Baker	50%	$181,021	94%	$340,319
Lisa A. Pauley	52% (50% Jan-Jul, 55% Aug-Dec)	$141,471	98% (90% Jan-Jul, 99% Aug-Dec)	$265,966
R. David Hoover	110% (Jan-Mar)	$337,171	207%	$646,405
David A. Westerlund	70% (Jan-Sep)	$265,703	132%	$509,166

        Certain executives including the CEO and the other NEOs may elect to defer the payment of all or a portion of their annual incentive compensation into the 2005 Deferred Compensation Plan and/or the 2005 Deferred Compensation Company Stock Plan, as described in the "Non-Qualified Deferred Compensation" section on page 45.

Long-Term Incentives

        This element of compensation is designed to provide ownership and cash opportunities to promote the achievement of longer term financial performance goals and enhanced TSR. The Corporation's long-term incentive opportunity is generally provided through a combination of equity and cash awards, which the Committee believes best matches the compensation principles for the program.

        The 2011 total long-term incentive value awarded, and the corresponding mix of vehicles used to deliver this value, is summarized below. The majority of long-term incentive awards provide value only if the Corporation achieves positive stock price and financial performance.

		Mix of Long-Term Vehicles

NEO	Total Long-Term Value	% LTCIP (2011-2013 Cycle)	% Options/ SARs	% Performance- Contingent RSUs (2011-2013 Cycle)	% DSP

John A. Hayes	$5,179,027	16%	32%	32%	20%
Scott C. Morrison	$1,745,116	12%	23%	23%	43%
Raymond J. Seabrook	$1,883,768	15%	30%	44%	12%
Charles E. Baker	$934,859	12%	28%	28%	32%
Lisa A. Pauley	$695,461	17%	19%	19%	44%
R. David Hoover	$267,913	100%	0%	0%	0%
David A. Westerlund	$1,645,935	10%	28%	41%	21%

        This award mix was set to achieve the objectives described previously, in light of market practices and cost implications. The total amount of long-term incentives, based on the grant date expected value, is generally established in relation to the 50th percentile of the competitive market, individual roles and responsibilities, individual performance (as outlined in the preceding Base Salary section), and the Corporation's financial and operating performance. As a result of the leadership changes in 2011, the Corporation also provided a DSP opportunity to our NEOs and broader management team to further their stock ownership and alignment with shareholder interests, which resulted in values above the 50th percentile. This emphasis on long-term compensation, through performance-based long-term cash and equity awards, ensures a strong continued alignment with Ball's executive ownership and shareholder value creation objectives.

        Performance-Based Cash Awards—Ball's performance-based long-term cash incentive award, LTCIP, is intended to focus executives on the achievement of multiyear performance goals that will enhance shareholder value. The Corporation's TSR and ROAIC are considered in determining the amount, if any, of awards earned under the Corporation's LTCIP. Performance is measured on a cumulative basis over a three-year performance cycle. Awards pursuant to the LTCIP are generally made on an annual basis such that three performance cycles overlap. Any actual award earned is paid at the end of the three-year performance cycle. During 2011, there were three overlapping cycles underway:

  •
  2009 through 2011—Awarded in 2009, completed at the end of 2011, payment early 2012 (included in Summary Compensation Table)

  •
  2010 through 2012—Awarded in 2010, in process, will complete at the end of 2012, payment early 2013 if performance measures are attained

  •
  2011 through 2013—Awarded in 2011, in process, will complete at the end of 2013, payment early 2014 if performance measures are attained

        The LTCIP provides executives the opportunity to earn awards based on a combination of two performance measures. One-half of the award is based on the Corporation's three-year TSR as measured against the TSRs of a group of companies in the S&P 500 excluding companies in the S&P 500 Index that are classified as being part of the Financial or Utilities industry sectors or the Transportation industry group. Companies added to the S&P 500 during the performance cycle are also excluded. TSR is measured by comparing the average daily closing price and dividends of the Corporation in the third year of the performance cycle with the average daily closing price and dividends prior to the start of the performance cycle relative to the distribution of the equivalent TSRs during the performance cycle of the group of companies as described above. The target performance requirement for the TSR measure is the 50th percentile of the S&P group described above. The other one-half of the award is based on ROAIC performance over the three-year period. ROAIC is calculated by dividing the average of the Corporation's net operating profit after-tax over the relevant performance cycle by its average invested capital over such period. The target performance requirement for the ROAIC measure is 9%, which is above the Corporation's estimated weighted average cost of capital. The target, minimum and maximum performance requirements are as follows:

Performance Measure	Minimum	Target	Maximum

TSR	37.5th percentile	50th percentile	75th percentile

ROAIC (after-tax)	7%	9%	11%

        For each measure, minimum performance results in a zero payout factor, target performance results in a 100% payout factor and maximum performance results in a 200% payout factor for the respective one-half of the award. Performance between minimum, target and maximum is extrapolated to determine the payout factor.

        Each NEO's incentive opportunity is established by considering external long-term incentive market data and Ball internal pay equity and is set as a percentage of the executive's average base salary plus target annual incentive over the three-year performance cycle (i.e., average target annual cash compensation during the performance cycle).

        The executive's award for any given performance cycle is calculated as follows:

LTCIP Payment	=	Executive's Avg. Base Salary Plus Target Annual Incentive for 3-Year Cycle	times	Executive's Incentive Percentage	times	50% × TSR Payout Factor	plus	50% × ROAIC Payout Factor

        Actual payments at the end of the performance cycle for each factor (TSR and ROAIC) can range from 0-100% of the target opportunity based on actual performance relative to the established performance measures described above.

        For the 2011 through 2013 performance cycle, the incentive opportunities awarded in early 2011 to the CEO and other NEOs, and reported in Grants of Plan-Based Awards Table, are as follows:

NEO	Target Incentive Percentage For the 2011 to 2013 Performance Cycle	Target $ Value

John A. Hayes	40%	$809,283
Scott C. Morrison	25%	$202,197
Raymond J. Seabrook	25%	$279,907
Charles E. Baker	20%	$114,479
Lisa A. Pauley	20%—Jan 2011-Jul 2011 25%—Aug 2011-Dec 2013	$121,365
R. David Hoover	40%—Jan 2011-Mar 2011	$267,913
David A. Westerlund	25%—Jan 2011-Sep 2011	$167,859

        For the 2009 through 2011 performance cycle, the incentive opportunities for the CEO and other NEOs were as follows:

NEO	Target Incentive Percentage For the 2009 to 2011 Performance Cycle

John A. Hayes	25%—2009 30%—2010 40%—2011
Scott C. Morrison	20%—2009 25%—2010-2011
Raymond J. Seabrook	25%—Full cycle
Charles A. Baker	20%—Full cycle
Lisa A. Pauley	20%—Jan 2009-Jul 2011 25%—Aug 2011-Dec 2011
R. David Hoover	40%—Jan 2009-Mar 2011
David A. Westerlund	25%—Jan 2009-Sep 2011

        The target incentive percentage increases for Messrs. Hayes and Morrison and Ms. Pauley during the 2009-2011 and 2011-2013 performance cycles shown above were associated with the promotions each received at the time of the change.

        As a result of the Corporation's actual performance for the 2009 through 2011 performance cycle of 11.66% ROAIC and 86th percentile TSR, cash payouts (made in early 2012) for the CEO and other NEOs are 200% of the target opportunities and reported in the Summary Compensation Table.

        Special Acquisition Incentive Plan—In conjunction with the 2009 acquisition of certain beverage can manufacturing operations, the Corporation implemented an Acquisition-Related Special Incentive Plan designed to motivate participating employees to successfully integrate the acquisition into the Corporation. Payouts under this Plan are based on cumulative EBIT and cumulative cash flow over a 39-month period, with awards, if any, made at 15 months (December 31, 2010), 27 months (December 31, 2011) and 39 months (December 31, 2012). Minimum, target and maximum values have been established for each performance measure; however, due to the competitive sensitive nature of the financial metrics, these values have been excluded. The performance measures were based on financial metrics assumed in the acquisition valuation model, and the level of difficulty in achieving them was moderate, thus a payout at or near target is the most likely outcome. This incentive opportunity is established as a percentage of an executive's average base salary over the 39-month performance period and is provided below for each NEO.

NEO	Target Incentive Percentage

John A. Hayes	40%
Scott C. Morrison	40%
Raymond J. Seabrook	40%
Charles E. Baker	40%
Lisa A. Pauley	40%
R. David Hoover	40% (Oct 2009-Mar 2011)
David A. Westerlund	40% (Oct 2009-Sep 2011)

        The executive's actual award will be calculated as follows:

Special Incentive Payment	=	Executive's Avg. Annual Base Salary Over 39- Month Period	times	Executive's Annual Incentive Percentage	times	70% × EBIT Payout Factor	plus	30% × Cash Flow Payout Factor

        Actual payments at the end of the performance period can range from 0-150% of the target opportunity based on actual performance relative to the established performance measures. Actual performance between minimum (which results in zero payout), target (which results in 100% payout) and maximum (which results in 150% payout) is extrapolated to determine the payout factor. The second 27-month cumulative period was completed on December 31, 2011, and based on performance, the NEOs each received an interim payment equal to 33.29% of the total target amount.

        Equity-Based Awards—The Corporation's equity awards may be provided through various forms (SARs, Incentive Stock Options ("ISOs"), Non-Qualified Stock Options ("NQSOs"), performance-contingent RSUs, restricted stock and RSUs), all of which are tied to the price of Ball Corporation common stock. Annual equity awards associated with target total compensation are typically granted in January on the date of the quarterly meeting of the Board; however, equity awards may be granted during the year as part of an executive's promotion or for retention purposes. In the case of newly hired executives, equity awards may be granted upon the executive joining the Corporation. Equity-based awards are determined for each NEO in order to bring target total direct compensation to the level deemed appropriate by the Committee in relation to the external market 50th percentile and each executive's roles and responsibilities.

        In January 2011, the Committee approved the award of SARs, ISOs (on a basis limited to the Internal Revenue Code statutory maximum), and performance-contingent RSUs to the CEO and other NEOs and executive officers. Each form of equity is described below. The awards were split with the value weighting of approximately 40-50% SARs/ISOs and 50-60% Performance-Contingent RSUs. Additionally, the Corporation awarded opportunities under the DSP to our NEOs and broader management team in order to further the new leadership team's Ball Corporation stock ownership. The number and/or value of the equity awarded in 2011 to the CEO and other NEOs is reported in the Summary Compensation Table and Grants of Plan-Based Awards Table. All equity awards are pursuant to the provisions of the 2010 Stock and Cash Incentive Plan.

  •
  Stock-Settled SARs and Stock Options:  SARs, ISOs and NQSOs are granted in order to reward executives for the creation of shareholder value, and will only provide value to executives if the price of Ball's stock increases. Such awards generally vest at 25% per year for four years and expire in 10 years. The grant value of each SAR, ISO or NQSO is based on the closing price of the Corporation's common stock on the date of grant.

  •
  Performance-Contingent RSUs:  The performance-contingent RSUs are granted in order to encourage executives to ensure long-term return on the Corporation's invested capital in excess of its current estimated weighted average cost of capital. The award of performance-contingent RSUs provides participants with the opportunity to receive the Corporation's common stock if the Corporation's ROAIC, during a three-year period, is equal to or exceeds the Corporation's estimated weighted average cost of capital as established at the beginning of the performance period.

    The performance period for the 2011 award is a 36-month period from January 2011 to December 2013 and the estimated weighted average cost of capital and required return for the performance period is established at 6.2%. Vesting of the units is solely based on meeting or exceeding the established performance target. If the goal is met, the entire participant's awarded units for that three-year period vest. If the target is not met, all of the participant's awarded units for that three-year period are forfeited.

    For the three-year performance period 2009 through 2011, the ROAIC target of 6.8% was exceeded; the actual ROAIC during the performance period was 11.66% and all granted units for that three-year period vested for NEOs. The value realized on vesting is reported in the Option Exercises and Stock Vested Table.

  •
  Deposit Share Program/RSUs:  The Corporation may grant restricted stock or RSUs pursuant to the DSP, which was introduced in 2001. The DSP is intended to increase share ownership among certain executives who must make additional investments in the Corporation's stock in order to participate. Under this program, an executive receives one share of restricted stock or one RSU for every newly acquired share by the participant (either in the market, through the exercise and holding of stock options or settlement of SARs, or deferral of annual incentive compensation to the Deferred Compensation Company Stock Plan) during a specified acquisition period, up to a preestablished maximum number of shares. As long as the executive continues to hold the newly acquired shares, the restricted stock or units granted cliff vest four years from the date of grant; or, if stock ownership guidelines are met, 30% of the shares or units will vest at the end of the second year and third year and 40% will vest at the end of the fourth year. Restricted stock or units granted pursuant to the DSP are made on the 15th day of each month following the executive's submission of adequate documentation to the Corporation detailing the acquisition of the newly acquired shares.

  •
  Restricted Stock or RSUs:  The Committee or CEO may also grant restricted stock or RSUs not related to the DSP, which is generally associated with a promotion, employment or retention action. Pursuant to the provisions of the 2010 Stock and Cash Incentive Plan, the Committee delegated to the CEO the authority to grant up to a maximum of 10,000 restricted shares or RSUs to any one individual in a calendar year, except the CEO may not make such grants to officers of the Corporation. Any such grant is ratified by the Committee at the first Committee meeting following such grant. Grants made are generally effective at the closing stock price on the day of the grant or may be effective at the closing stock price on a specific day in the future as defined by the Committee or the CEO. As an example, the future grant of a restricted stock award may be approved pending the effective date of a promotion, employment or a specific date. These awards generally vest in either 20% or 25% increments on each anniversary of the grant date. These grants serve as a long-term incentive element, promote share ownership and may provide an executive retention incentive.

Retirement Benefits

        Ball strives for overall benefits to be competitive with the market. The CEO and other NEOs participate in the same benefit plans, with two exceptions noted below, and on the same terms as provided to all U.S. salaried employees. Included in these benefits are the annual pension accruals under the qualified pension plan ("Salaried Pension Plan") and contributions to the qualified 401(k) savings plan.

        The Corporation sponsors two qualified salaried defined benefit pension plans in the U.S., one covering its Aerospace subsidiary's employees and the other covering all other U.S. salaried employees. Prior to January 1, 2007, the benefits were determined by final average salary, covered compensation and years of service. Beginning in 2007, the benefit in both plans is an accumulated annual credit based on base salary, the Social Security Wage Base ("SSWB") and a multiplier that is based on service.

        The 401(k) savings plan is a tax-qualified defined contribution plan that allows U.S. salaried employees, including the NEOs, to contribute to the plan 1%-55% of their base salary up to IRS-determined limits on a before-tax basis. Prior to January 1, 2007, the Corporation matched 50% of the first 6% of base salary contributed to the plan. Beginning in 2007, the Corporation matched 100% of the first 3% of base salary contributed, and 50% of the next 2% of base salary contributed, up to a maximum match of 4% of base salary contributed.

        Certain executives, including the NEOs, also receive benefits under the non-qualified SERP, which replaces benefits otherwise available in the qualified pension plan but for limits on covered compensation in the qualified plan set by the Internal Revenue Code of 1986, as amended (the "Code"). The SERP is designed to provide retirement benefits that are calculated on base salary that exceeds the maximum amount of pay that can be included in the pension calculation under a pension plan that is tax qualified under the Code. Further information regarding the salaried pension plan and the SERP are provided in the "Pension Benefits" section on page 46.

        The Corporation's pension plans and SERP provide pension benefits based on base salary only and do not include incentive compensation as part of the pension calculation.

        Additionally, the Corporation provides a deferred compensation benefit to certain employees. Under the terms of the deferred compensation program, participants are eligible to defer current annual incentive compensation to be paid and/or RSUs to be issued in the future. When amounts are deferred, the participant becomes a general unsecured creditor of the Corporation and deferred amounts become subject to claims on the same basis as other general unsecured creditors to the Corporation. The deferred compensation plans provide a means for participants to accumulate funds for retirement or other purposes.

OTHER EXECUTIVE COMPENSATION POLICIES AND GUIDELINES

Plan Terms and Procedures

        In 2011, the annual and long-term incentives awarded were established and paid pursuant to the terms of the Ball Corporation 2010 Stock and Cash Incentive Plan and the Ball Corporation Annual EVA® Incentive Compensation Plan, which are administered by the Committee. This Plan permits grants of cash awards, stock options, SARs or stock awards (e.g., shares, restricted stock and RSUs).

Risk Assessment

        The Committee has reviewed the relationship between risk and our compensation programs and does not believe that these programs encourage excessive or inappropriate risk. The Corporation's internal assessment of risk confirms that our compensation arrangements do not foster undue risk taking, because they are performance driven and have strong governance and control mechanisms. In addition, the Committee's executive compensation Consultant conducted a thorough risk assessment of our executive compensation programs in 2010, reviewing a number of criteria regarding compensation design and governance and whether financial risks, operational risks or reputational risks may be generated through any of our programs, policies or practices. The Consultant reported to the Committee that Ball's executive compensation programs are low in risk. In reaching that conclusion, the Consultant noted that there is strong Committee involvement, long-term incentives are predominantly risk-based equity and thus tied to shareholder returns, market comparisons are utilized, ownership requirements are applied, and Ball has utilized EVA® principles in its compensation for many years. The Corporation also considers the relationship between risk and executive compensation on an ongoing basis as it reviews executive compensation levels and program designs, with the Consultant providing periodic updates regarding pay and risk.

Stock Ownership Guidelines

        Consistent with its stock ownership philosophy, Ball has established guidelines for senior management. The 2011 stock ownership guidelines (minimum requirements) are as follows:

Executive	Ownership Multiple (of Base Salary)

CEO	5 times
CFO, EVPs and SVPs	3 times
Other Executives	1 to 2 times

        As of December 31, 2011, all executive officers including the CEO and the other NEOs have met their ownership guidelines. Furthermore, the Corporation has established a 10,000 share stock ownership guideline for each nonmanagement director and all have met their ownership guidelines.

Anti-Hedging Policy

        When the Corporation's share price appreciates, an executive or director may desire to lock in a portion of that appreciation, thereby managing a portion of the economic risk associated with concentrated holdings of Ball Corporation common stock. The Corporation has evaluated the potential approaches that executives and directors can use. As a result of this review, executives are permitted to use prepaid variable forward contracts or contracts to purchase or sell Ball Corporation common stock pursuant to SEC Rule 10b5-1. Put and call options and other hedging transactions involving Corporation stock (including selling the stock "short") are not permitted.

Severance and Change in Control Benefits

        The CEO and other NEOs are covered by arrangements that specify payments in the event the executive's employment is terminated. The type and amount of payments vary by executive level and whether the termination is following a change in control of the Corporation. These severance benefits, which are competitive with general industry practices, are payable only if the executive's employment is terminated as specified in each of the agreements. Further discussion is provided in the "Other Potential Post-Termination Employment Benefits" section on page 49.

Accounting and Tax Considerations

        When establishing pay elements or associated programs, the Committee reviews projections of the estimated pro forma expense and tax impact of all material elements of the executive compensation program. Generally, an accounting expense is accrued over the requisite service period of the particular pay element, which in many cases is equal to the performance cycle, and the Corporation realizes a tax deduction upon payment to and/or realization by the executive.

        The Plans are intended to meet the deductibility requirements of Code Section 162(m) as performance-based pay, resulting in amounts paid being tax deductible to the Corporation. Code Section 162(m) generally provides that publicly-held corporations may not deduct in any one taxable year certain compensation in excess of $1 million paid to the CEO or any other executive officer (other than the CFO as such) whose total compensation is required to be disclosed in the Summary Compensation Table by reason of being the next three most highly-compensated executive officers. To the extent that any cash compensation for any NEO, otherwise deductible for a particular tax year, would not be deductible in that year because of the limitations of Code Section 162(m), the Committee has mandated that such compensation will be deferred until retirement; however, the Committee, in its sole discretion, may approve payment of nondeductible compensation from time to time if it deems circumstances warrant it.

        Beginning January 1, 2006, the Corporation began accounting for stock-based payments including current and prior year stock options, SARs, restricted stock and RSUs in accordance with the requirements of FASB ASC Topic 718 ("Topic 718"), which addresses accounting for stock compensation.

        In December 2005, the Committee approved three new deferred compensation plans that incorporate rules applicable to non-qualified deferred compensation as provided by Code Section 409A regulations. The Corporation has administered its non-qualified deferred compensation plans in good faith compliance with the Code Section 409A regulations. In 2008, the Corporation reviewed and updated all plans and agreements to conform with Code Section 409A final regulations.

        Code Section 280G considerations related to tax reimbursements made to executives for taxes on amounts paid in the event of termination following a change in control are discussed in the narrative to the "Other Potential Post-Termination Employment Benefits" section on page 49.

TABLES AND NARRATIVES

        Set forth on pages 38 through 52 are tables showing, for the CEO, CFO, the three other highest paid executive officers and two retired NEOs of the Corporation, the following: (1) fiscal year 2011 elements of compensation in summary form; (2) equity and non-equity incentives awarded in 2011; (3) outstanding stock options and stock awards held as of December 31, 2011; (4) the value realized on stock options exercised and stock awards that vested during 2011; (5) information regarding non-qualified deferred compensation; (6) projected pension benefit values; and (7) projections for other potential post-termination benefits. On page 53 is a table summarizing the fiscal year 2011 elements of compensation for the Corporation's nonemployee directors. Accompanying each table are narratives and/or footnotes intended to further the understanding of the information disclosed in the tables. The tables should be read in conjunction with the CD&A beginning on page 17, which explains Ball's compensation objectives and philosophy, its process for determining executive compensation and a description of the elements of compensation.

SUMMARY COMPENSATION TABLE

        The Summary Compensation Table on page 38 represents all fiscal year 2011 elements of compensation for Ball's NEOs, including:

  •
  Base salary earned

  •
  Awards earned under the Annual EVA® Incentive Compensation Plan for 2011 performance

  •
  Awards earned under the LTCIP for the three-year performance cycle ended in 2011

  •
  Fair value of RSU awards pursuant to the deposit share program ("DSP") and performance-contingent RSU awards granted in 2011, calculated in accordance with Topic 718, and

  •
  Fair value of stock option and SAR awards granted in 2011, calculated in accordance with Topic 718

        The 2011 payout factors used to determine the amounts earned for the Annual EVA® Incentive Compensation Plan, Acquisition-Related Special Incentive Plan and LTCIP for the CEO, CFO and the other NEOs are provided in the "2011 Performance Outcome" column on page 26.

        In addition to these elements of compensation, the table also presents the increase in 2011 in the value of pensions payable at age 65 for the NEOs as well as above-market earnings associated with non-qualified deferred compensation. Certain of the Corporation's predecessor deferred compensation plans provide for an interest rate that is equal to the Moody's Seasoned Corporate Bond Index ("Moody's") and in some plans, an interest rate that is 5 percentage points higher than Moody's, and in others, a fixed interest rate equal to 9%. No additional deferrals are permitted into these plans. Any earnings credited to accounts within plans that provide the Moody's rate plus 5 percentage points and/or the 9% fixed interest that is in excess of above-market earnings that would have been credited at a rate that is 120% of the applicable federal long-term rate have been classified as above-market earnings on deferred compensation.

        The All Other Compensation column represents the sum of the values of:

  •
  Perquisites and other personal benefits

  •
  Corporation contributions to defined contribution plans or deferred compensation plans

  •
  Corporation-paid insurance premiums

  •
  Company match of securities purchases pursuant to the Corporation's broad-based Employee Stock Purchase Plan ("ESPP"), and

  •
  Tax reimbursements made by the Corporation for foreign assignment tax equalization

        The individual values are disclosed in the All Other Compensation Table that follows the Summary Compensation Table.

        Details regarding post-termination compensation are discussed in the section entitled "Other Potential Post-Termination Employment Benefits" on page 49.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

John A. Hayes	2011	$896,635	$2,689,219	$1,680,526	$2,606,584	$133,969	$184,615	$8,191,548
President and CEO	2010	$725,000	$1,463,050	$1,463,760	$1,885,640	$73,873	$75,868	$5,687,191
	2009	$575,000	$841,680	$985,125	$931,903	$49,104	$261,243	$3,644,055

Scott C. Morrison	2011	$449,039	$1,146,145	$396,774	$884,656	$74,359	$45,516	$2,996,489
SVP and CFO	2010	$400,000	$528,605	$266,760	$723,670	$39,999	$44,025	$2,003,059
	2009	$—	$—	$—	$—	$—	$—	$—

Raymond J. Seabrook	2011	$620,596	$1,044,858	$559,002	$1,460,930	$261,507	$42,078	$3,988,971
EVP and COO Global Packaging	2010	$600,000	$681,075	$663,480	$1,412,594	$247,548	$45,447	$3,650,144
	2009	$490,500	$581,160	$681,600	$802,136	$172,491	$51,586	$2,779,473

Charles E. Baker	2011	$362,041	$556,516	$263,865	$597,502	$128,635	$34,600	$1,943,159
VP, General Counsel and	2010	$—	$—	$—	$—	$—	$—	$—
Corporate Secretary	2009	$—	$—	$—	$—	$—	$—	$—

Lisa A. Pauley	2011	$270,481	$440,210	$133,887	$454,073	$94,065	$37,378	$1,430,094
SVP Human Resources	2010	$—	$—	$—	$—	$—	$—	$—
and Administration	2009	$—	$—	$—	$—	$—	$—	$—

R. David Hoover(6)	2011	$306,519	$—	$—	$2,178,649	$655,389	$391,676	$3,532,233
Chairman, Former CEO	2010	$1,155,000	$2,345,925	$1,812,600	$4,554,658	$538,259	$63,160	$10,469,602
	2009	$1,130,000	$2,244,480	$2,130,000	$3,215,872	$824,558	$70,365	$9,615,275

David A. Westerlund	2011	$379,576	$1,022,665	$455,411	$928,677	$463,560	$48,374	$3,298,263
Former EVP, Administration	2010	$455,500	$630,625	$471,960	$1,066,982	$251,206	$46,719	$2,922,993
and Corporate Secretary	2009	$445,500	$521,040	$639,000	$728,526	$245,719	$47,349	$2,627,134

(1)
Reflects the fair value of performance-contingent equity awards granted for each reported year, calculated in accordance with Topic 718 assuming the probable outcome. The assumptions used in the calculation of these amounts are included in the Corporation's Annual Report on Form 10-K in Notes 1 and 16 to the Consolidated Financial Statements for fiscal year ended December 31, 2011.

(2)
Reflects the fair value of ISO or SAR equity awards granted for each reported year, calculated in accordance with Topic 718. The assumptions used in the calculation of these amounts are included in the Corporation's Annual Report on Form 10-K in Notes 1 and 16 to the Consolidated Financial Statements for fiscal year ended December 31, 2011.

(3)
Includes payouts from the Annual Incentive Compensation Plan and LTCIP, which were earned in 2011 and paid or deferred in 2012. The detail for each NEO is as follows:

  Mr. Hayes—Annual Incentive Compensation Plan = $1,703,243, LTCIP = $787,410, and Special Acquisition Incentive Plan = $115,931; no portion of the annual incentive was deferred in February 2012.

  Mr. Morrison—Annual Incentive Compensation Plan = $548,726, LTCIP = $277,156, and Special Acquisition Incentive Plan = $58,774; and $274,363 of the annual incentive was deferred in February 2012.

  Mr. Seabrook—Annual Incentive Compensation Plan = $879,104, LTCIP = $499,631, and Special Acquisition Incentive Plan = $82,195; and $100,000 of the annual incentive was deferred in February 2012.

  Mr. Baker—Annual Incentive Compensation Plan = $340,319, LTCIP = $209,357, and Special Acquisition Incentive Plan = $47,826; and $200,000 of the annual incentive was deferred in February 2012.

  Ms. Pauley—Annual Incentive Compensation Plan = $265,966, LTCIP = $152,801, and Special Acquisition Incentive Plan = $35,306; no portion of the annual incentive was deferred in February 2012.

  Mr. Hoover—Annual Incentive Compensation Plan = $646,405, LTCIP = $1,474,534, and Special Acquisition Incentive Plan = $57,710; no portion of the annual incentive was deferred in February 2012.

  Mr. Westerlund—Annual Incentive Compensation Plan = $509,166, LTCIP = $367,457, and Special Acquisition Incentive Plan = $52,054; and $100,000 of the annual incentive was deferred in February 2012.

(4)
The aggregate change in pension value and above-market earnings, on deferred compensation for each NEO, is as follows:

  Mr. Hayes—$129,566 aggregate change in pension value and $4,403 above-market earnings on deferred compensation.

  Mr. Morrison—$74,359 aggregate change in pension value.

  Mr. Seabrook—$162,888 aggregate change in pension value and $98,619 above-market earnings on deferred compensation.

  Mr. Baker—$106,258 aggregate change in pension value and $22,377 above-market earnings on deferred compensation.

  Ms. Pauley—$93,391 aggregate change in pension value and $674 above-market earnings on deferred compensation.

  Mr. Hoover—$377,827 aggregate change in pension value and $277,562 above-market earnings on deferred compensation.

  Mr. Westerlund—$370,389 aggregate change in pension value and $93,171 above-market earnings on deferred compensation.

(5)
Includes value of financial planning services, the incremental cost for the personal use of corporate aircraft, the value of executive physical examinations, employer contributions to 401(k), employer contribution to the 2005 Deferred Compensation Company Stock Plan, employer paid disability insurance premiums, and the value of the Corporation's match for the ESPP. The value for Mr. Hayes also includes employer paid expenses and tax equalization related to his foreign assignment. Additional information for all is included in the All Other Compensation Table below.

(6)
Includes Chairman of the Board/Director compensation as reported in the All Other Compensation Table and Directors Compensation Table; $202,500 Chairman and Director Annual Fixed Retainers, $21,247 Directors Annual Incentive Retainer, a Director Annual RSU grant of 3,108 units with a calculated fair value of $115,027, and $2,880 for personal use of the corporate aircraft, and $5,000 corporate match of donations made pursuant to the Corporation's Matching Gift Program; as also reported in the Directors Compensation Table.

All Other Compensation Table

NEO	Perquisites and Other Personal Benefits(1)(2)	Payments/ Accruals on Termination Plans	Registrant Contributions to Defined Contribution Plans	Insurance Premiums	Discounted Securities Purchases	Registrant Contributions to Deferred Compensation Plans	Tax Reimbursements(3)	Other Payments(4)

John A. Hayes	$15,493	$—	$9,800	$2,234	$1,200	$20,000	$135,888	$—
Scott C. Morrison	$12,375	$—	$9,800	$2,141	$1,200	$20,000	$—	$—
Raymond J. Seabrook	$7,343	$—	$9,800	$3,735	$1,200	$20,000	$—	$—
Charles E. Baker	$1,150	$—	$9,800	$2,450	$1,200	$20,000	$—	$—
Lisa A. Pauley	$5,150	$—	$9,800	$2,428	$—	$20,000	$—	$—
R. David Hoover	$15,903	$—	$6,025	$2,772	$323	$20,000	$—	$346,654
David A. Westerlund	$13,999	$—	$9,800	$3,652	$923	$20,000	$—	$—

(1)
Represents the value of $10,000 for financial planning services for Messrs. Hayes, Morrison, Hoover and Westerlund, $4,000 for Ms. Pauley, and $2,500 for Mr. Seabrook; the incremental costs for the personal use of the corporate aircraft for Messrs. Hayes $3,693, Morrison $1,225, Seabrook $3,693, Hoover $5,903 and Westerlund $2,849; and $1,150 for executive physical examinations for all NEOs, except Mr. Hoover. The amount for Mr. Hayes also includes the value of employer-paid expenses for tax services resulting from his foreign assignment.

(2)
The incremental cost of the personal use of the corporate aircraft was calculated based on the 2011 average direct operating cost apportioned among business versus nonbusiness related passengers.

(3)
The amount for Mr. Hayes includes tax equalization payments related to his foreign assignment as it is the Corporation's policy to neutralize the tax effects by limiting the assignee's tax costs to what the assignee would have paid had the assignee not resided in the foreign location. Beginning in 2010, tax reimbursements for financial planning services and spouse business travel were eliminated.

(4)
Includes Chairman of the Board/Director compensation as reported in the All Other Compensation Table and Directors Compensation Table; $202,500 Chairman and Director Annual Fixed Retainers, $21,247 Directors Annual Incentive Retainer, a Director Annual RSU grant of 3,108 units with a calculated fair value of $115,027, and $2,880 for personal use of the corporate aircraft, and $5,000 corporate match of donations made pursuant to the Corporation's Matching Gift Program; as also reported in the Directors Compensation Table.

 GRANTS OF PLAN-BASED AWARDS TABLE

        The table on page 41 summarizes the plan-based awards granted by the Corporation to the NEOs during 2011, which includes the following:

  •
  Annual cash incentives pursuant to the Annual Incentive Compensation Plan for the 2011 performance cycle

  •
  Cash-based long-term incentives under the LTCIP for the 2011 to 2013 three-year performance cycle

  •
  Fair value of performance-contingent RSUs for the 2011-2013 three-year performance period, calculated in accordance with Topic 718

  •
  Fair value of stock-settled SARs and/or Incentive Stock Options ("ISOs"), calculated in accordance with Topic 718

  •
  Fair value of RSUs granted pursuant to the deposit share program ("DSP"), calculated in accordance with Topic 718

        Awards made under the Annual EVA® Incentive Compensation Plan are determined based on EVA® performance. For the NEOs, awards can range from 0-200% of target. Amounts earned in excess of 200% are banked and may be paid over time in one-third increments based on corporate and/or operating unit performance.

        Awards under the LTCIP are granted on an annual basis and are determined based on Ball's TSR relative to the group of S&P 500 companies described in the CD&A as well as Ball's ROAIC. Each executive is eligible to receive a range of awards that is based on the executive's average base salary plus target incentive compensation during the three-year performance cycle. The target and maximum award values shown in the table below reflect projected increases in target total compensation of 4% per year during the performance cycle. The actual target and maximum award values may vary depending on future changes to target total compensation and on the Corporation's performance. The award made in 2011 is for the three-year performance cycle beginning January 1, 2011, and ending December 31, 2013.

        Performance-contingent RSUs were granted to the NEOs in 2011. The awards will cliff vest after the performance cycle if the Corporation's ROAIC exceeds its weighted average cost of capital of 6.2% as established at the beginning of the performance period.

        SARs were granted to the NEOs in 2011. The awards vest annually in 25% increments starting on the first anniversary of the date of grant. Should the price of Ball's stock increase during the vesting period, each NEO would receive, upon exercise, a number of shares of Corporation stock that reflects the value of the appreciation over the original grant price. ISOs were also granted to the NEOs in 2011, with a vesting schedule identical to that of the SARs.

        A DSP opportunity was provided to the NEOs in 2011. All NEOs acquired the preestablished number of shares provided by the opportunity and therefore were granted an equal amount of RSUs. As long as the executive continues to hold the newly acquired shares, the restricted stock units will cliff vest four years from the date of grant; or, if stock ownership guidelines are met, 30% of the shares or units will vest at the end of the second year and third year and 40% will vest at the end of the fourth year.

        Dividends or dividend equivalents are paid quarterly on the number of unlapsed restricted shares or RSUs accounted for on the record date used for determining dividends payable to shareholders and at the same dividend rate as paid to shareholders. Dividend equivalents related to performance-contingent RSUs granted pursuant to the 2010 Stock and Cash Incentive Plan will be accrued and paid only if the performance condition is achieved and the restrictions on the units lapse.

        The vesting of plan-based awards may be accelerated as described in the narrative to the Other Potential Post-Termination Employment Benefits Table.

Grants of Plan-Based Awards Table

											Exercise or Base Price of Equity Incentive Plan Awards or Option Awards ($ per Share)
						Estimated Future Payouts Under Equity Incentive Plan Awards Target #
							All Other Stock Awards: Number of Shares of Stock or Units (#)			All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Equity Incentive Plan Awards and Stock and Option Awards(1)
									Grant Date per Share Fair Value of All Other Stock Awards
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
NEO	Grant Date		Threshold ($)	Target ($)	Maximum ($)

John A. Hayes	01-Jan-11	(2)	$404,641	$809,283	$1,618,565
	01-Jan-11	(3)	$0	$896,635	$1,793,269
	26-Jan-11					46,430					$35.835	$1,663,819
	26-Jan-11									171,960	$35.835	$1,680,526
	15-Mar-11	(5)					30,000		$34.180			$1,025,400
Scott C. Morrison	01-Jan-11	(2)	$97,054	$202,197	$404,394
	01-Jan-11	(3)	$0	$291,875	$583,750
	26-Jan-11	(4)				11,000					$35.835	$394,185
	26-Jan-11									40,600	$35.835	$396,774
	15-Mar-11	(5)					22,000	(6)	$34.180			$751,960

Raymond J. Seabrook	01-Jan-11	(2)	$134,355	$279,907	$559,814
	01-Jan-11	(3)	$0	$465,447	$930,894
	26-Jan-11	(4)				23,000					$35.835	$824,205
	26-Jan-11									57,200	$35.835	$559,002
	15-Feb-11	(5)					2,250		$36.865			$82,946
	15-Mar-11	(5)					1,469		$34.180			$50,210
	13-May-11	(5)					2,275		$38.460			$87,497
Charles E. Baker	01-Jan-11	(2)	$57,239	$114,479	$228,958
	01-Jan-11	(3)	$0	$181,021	$362,041
	26-Jan-11	(4)				7,300					$35.835	$261,596
	26-Jan-11									27,000	$35.835	$263,865
	15-Feb-11	(5)					8,000		$36.865			$294,920

Lisa A. Pauley	01-Jan-11	(2)	$58,636	$121,365	$242,730
	01-Jan-11	(3)	$0	$141,471	$282,904
	26-Jan-11	(4)				3,700					$35.835	$132,590
	26-Jan-11									13,700	$35.835	$133,887
	15-Mar-11	(5)					9,000		$34.180			$307,620
R. David Hoover	01-Jan-11	(2)	$133,956	$267,913	$535,825
	01-Jan-11	(3)	$0	$337,171	$674,342
	27-Apr-11	(7)					3,108		$37.010			$115,027

David A. Westerlund	01-Jan-11	(2)	$80,572	$167,859	$335,718
	01-Jan-11	(3)	$0	$265,703	$531,407
	26-Jan-11	(4)				19,000					$35.835	$680,865
	26-Jan-11									46,600	$35.835	$455,411
	15-Mar-11	(5)					10,000		$34.180			$341,800

(1)
The grant date fair value of equity incentive plan awards, based on the probable outcome of the performance condition, and stock and option awards all calculated in accordance with Topic 718, and as referenced in the Corporation's Annual Report on Form 10-K in Notes 1 and 16 to the Consolidated Financial Statements for the fiscal year ended December 31, 2011.

(2)
Represents grants made under the LTCIP. Payout levels are based on projected average base salary plus target incentive compensation over the three-year period ending December 31, 2013 (utilizing actual base salary for 2011 and 2012, and a 4% increase in base salary for 2013).

(3)
Represents grants made under the Annual Incentive Compensation Plan.

(4)
Represents performance-contingent RSUs granted January 26, 2011, at a value of $35.835 per unit, with an assumption of probable outcome if the performance measurements are met.

(5)
Represents grants made under the DSP.

(6)
Mr. Morrison's DSP grants include 6,000 shares awarded from the 2010 DSP Opportunity fulfilled in 2011, and 16,000 shares awarded from the 2011 DSP Opportunity fulfilled in 2011.

(7)
Represents Mr. Hoover's annual restricted stock award made to Directors.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2011

        The following table outlines the outstanding option awards and stock awards held by the NEOs as of December 31, 2011. The outstanding option awards and stock awards represented in the table were granted to the NEOs over a period of several years, including 2011.

	Option Awards							Stock Awards
NEO	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

John A. Hayes	8,000		—		—	$11.8725	4/23/2012	38,000	$1,356,980	146,430	$5,229,015
	12,000		—		—	$14.0775	4/22/2013
	21,936		—		—	$19.8700	4/27/2015
	42,000	(5)	—		—	$21.8450	4/26/2016
	7,464		—		—	$24.6600	4/25/2017
	52,536	(5)	—		—	$24.6600	4/25/2017
	62,250	(5)	20,750		—	$25.0550	4/23/2018
	—		1,000		—	$20.0400	1/28/2019
	91,500	(5)	91,500	(5)	—	$20.0400	1/28/2019
	1,700		5,100		—	$25.2250	1/27/2020
	51,800	(5)	155,400	(5)	—	$25.2250	1/27/2020
	—		171,960	(5)	—	$35.8350	1/26/2021
Scott C. Morrison	10,000		—		—	$14.0775	4/22/2013	28,000	$999,880	33,600	$1,199,856
	8,520		—		—	$19.8700	4/27/2015
	7,828		—		—	$21.8450	4/26/2016
	14,000	(5)	—		—	$21.8450	4/26/2016
	6,328		—		—	$24.6600	4/25/2017
	17,672	(5)	—		—	$24.6600	4/25/2017
	13,500	(5)	4,500	(5)	—	$25.0550	4/23/2018
	1,700		1,700		—	$20.0400	1/28/2019
	15,800	(5)	15,800	(5)	—	$20.0400	1/28/2019
	1,700		5,100		—	$25.2250	1/27/2020
	8,050	(5)	24,150	(5)	—	$25.2250	1/27/2020
	—		40,600	(5)	—	$35.8350	1/26/2021

Raymond J. Seabrook	48,000		—		—	$11.8725	4/23/2012	5,994	$214,046	79,000	$2,821,090
	17,088		—		—	$14.0775	4/22/2013
	39,000		—		—	$19.8700	4/27/2015
	62,000	(5)	—		—	$21.8450	4/26/2016
	65,000	(5)	—		—	$24.6600	4/25/2017
	—		275		—	$25.0550	4/23/2018
	47,175	(5)	15,725	(5)	—	$25.0550	4/23/2018
	64,000	(5)	64,000	(5)	—	$20.0400	1/28/2019
	—		5,100		—	$25.2250	1/27/2020
	22,550	(5)	67,650	(5)	—	$25.2250	1/27/2020
	—		57,200	(5)	—	$35.8350	1/26/2021
Charles E. Baker	14,000		—		—	$19.8700	4/27/2015	8,000	$285,680	28,900	$1,032,019
	8,000		—		—	$21.8450	4/26/2016
	24,000	(5)	—		—	$21.8450	4/26/2016
	2,680		—		—	$24.6600	4/25/2017
	29,320	(5)	—		—	$24.6600	4/25/2017
	19,500	(5)	6,500	(5)	—	$25.0550	4/23/2018
	3,900		3,900		—	$20.0400	1/28/2019
	24,100	(5)	24,100	(5)	—	$20.0400	1/28/2019
	1,750		5,250		—	$25.2250	1/27/2020
	8,000	(5)	24,000	(5)	—	$25.2250	1/27/2020
	—		27,000	(5)	—	$35.8350	1/26/2021

Lisa A. Pauley	5,000		—		—	$14.0775	4/22/2013	9,000	$321,390	14,900	$532,079
	2,800		—		—	$17.0550	4/28/2014
	4,000		—		—	$17.0550	4/28/2014
	4,250		—		—	$19.8700	4/27/2015
	4,250		—		—	$19.8700	4/27/2015
	5,500		—		—	$21.8450	4/26/2016
	5,500	(5)	—		—	$21.8450	4/26/2016
	5,152		—		—	$24.6600	4/25/2017
	12,848	(5)	—		—	$24.6600	4/25/2017
	2,040		680		—	$25.0550	4/23/2018
	8,460	(5)	2,820	(5)	—	$25.0550	4/23/2018
	2,100		2,100		—	$20.0400	1/28/2019
	11,900	(5)	11,900	(5)	—	$20.0400	1/28/2019
	1,150		3,450		—	$25.2250	1/27/2020
	3,500	(5)	10,500	(5)	—	$25.2250	1/27/2020
	—		13,700	(5)	—	$35.8350	1/26/2021
R. David Hoover	222,000		—		—	$11.8725	4/23/2012	3,108	$110,987	205,000	$7,320,550
	105,088		—		—	$14.0775	4/22/2013
	164,000		—		—	$19.8700	4/27/2015
	8,000		—		—	$21.8450	4/26/2016
	232,000	(5)	—		—	$21.8450	4/26/2016
	8,000		—		—	$24.6600	4/25/2017
	262,000	(5)	—		—	$24.6600	4/25/2017
	1,100		—		—	$25.0550	4/23/2018
	244,900	(5)	—		—	$25.0550	4/23/2018
	400,000	(5)	—		—	$20.0400	1/28/2019
	6,800		—		—	$25.2250	1/27/2020
	258,200	(5)	—		—	$25.2250	1/27/2020

David A. Westerlund	18,000		—		—	$11.8725	4/23/2012			70,000	$2,499,700
	17,088		—		—	$14.0775	4/22/2013
	39,000		—		—	$19.8700	9/30/2013
	62,000	(5)	—		—	$21.8450	9/30/2013
	65,000	(5)	—		—	$24.6600	9/30/2016
	—		275		—	$25.0550	9/30/2016
	44,175	(5)	14,725	(5)	—	$25.0550	9/30/2016
	60,000	(5)	60,000	(5)	—	$20.0400	9/30/2016
	—		5,100		—	$25.2250	9/30/2016
	15,550	(5)	46,650	(5)	—	$25.2250	9/30/2016
	—		46,600	(5)	—	$35.8350	9/30/2016

(1)
The vesting schedule for the unexercisable stock options and SARs become exercisable in 25% annual increments on the anniversary of the grant date, beginning on the first anniversary.

(2)
The vesting schedule for units not yet vested for each NEO is as follows:

  Mr. Hayes—4,000 on January 23 in years 2012 and 2013, and 9,000 on March 15 in years 2013 and 2014, and 12,000 on March 15, 2015.

  Mr. Morrison—1,800 on June 15 in years 2012 and 2013, and 2,400 on June 15, 2014, and 6,600 on March 15 in years 2013 and 2014, and 8,800 on March 15, 2015.

  Mr. Seabrook—1,116 on March 15 in years 2013 and 2014, and 1,487 on March 15, 2015, and 682 on June 15, 2013, and 683 on June 15, 2014, and 910 on June 15, 2015.

  Mr. Baker—2,400 on March 15 in years 2013 and 2014, and 3,200 on March 15, 2015.

  Ms. Pauley—2,700 on March 15 in years 2013 and 2014, and 3,600 on March 15, 2015.

(3)
The market value of shares is based on $35.71, the closing price of Ball Corporation common stock on December 31, 2011.

(4)
The vesting date for the units not yet vested for each NEO is as follows:

  Mr. Hayes—42,000 on January 31, 2012, contingent on meeting the performance goal for the period ending December 31, 2011; and 58,000 on January 31, 2013, contingent on meeting the performance goal for the period ending December 31, 2012; and 46,430 on January 31, 2014, contingent on meeting the performance goal for the period ending December 31, 2013.

  Mr. Morrison—8,000 on January 31, 2012, contingent on meeting the performance goal for the period ending December 31, 2011; and 14,600 on January 31, 2013, contingent on meeting the performance goal for the period ending December 31, 2012; and 11,000 on January 31, 2014, contingent on meeting the performance goal for the period ending December 31, 2013.

  Mr. Seabrook—29,000 on January 31, 2012, contingent on meeting the performance goal for the period ending December 31, 2011; and 27,000 on January 31, 2013, contingent on meeting the performance goal for the period ending December 31, 2012; and 23,000 on January 31, 2014, contingent on meeting the performance goal for the period ending December 31, 2013.

  Mr. Baker—12,000 on January 31, 2012, contingent on meeting the performance goal for the period ending December 31, 2011; and 9,600 on January 31, 2013, contingent on meeting the performance goal for the period ending December 31, 2012; and 7,300 on January 31, 2014, contingent on meeting the performance goal for the period ending December 31, 2013.

  Ms. Pauley—6,000 on January 31, 2012, contingent on meeting the performance goal for the period ending December 31, 2011; and 5,200 on January 31, 2013, contingent on meeting the performance goal for the period ending December 31, 2012; and 3,700 on January 31, 2014, contingent on meeting the performance goal for the period ending December 31, 2013.

  Mr. Hoover—112,000 on January 31, 2012, contingent on meeting the performance goal for the period ending December 31, 2011; and 93,000 on January 31, 2013, contingent on meeting the performance goal for the period ending December 31, 2012.

  Mr. Westerlund—26,000 on January 31, 2012, contingent on meeting the performance goal for the period ending December 31, 2011; and 25,000 on January 31, 2013, contingent on meeting the performance goal for the period ending December 31, 2012; and 19,000 on January 31, 2014, contingent on meeting the performance goal for the period ending December 31, 2013.

(5)
Represents a grant of stock-settled SARs.

OPTION EXERCISES AND STOCK VESTED IN 2011

        The following table summarizes for each NEO the options exercised and the stock awards vested during 2011. The options that were exercised by each NEO were granted in prior years and became exercisable pursuant to a prescribed vesting schedule. The value realized on exercise reflects the appreciation in the stock price from the option base price on grant date to the exercise date and is reported on a before-tax basis. The shares acquired upon vesting for each NEO were for restricted stock/units granted in prior years that vested pursuant to a prescribed vesting schedule. The value realized reflects the closing stock price on the vesting date and is also reported on a before-tax basis. NEOs can defer the receipt of units of certain awards into the Ball Corporation 2005 Deferred Compensation Company Stock Plan, pursuant to which distributions may take place no earlier than the participant's separation from service. Information regarding the 2005 Deferred Compensation Company Stock Plan is provided in the "Non-Qualified Deferred Compensation" section that follows. Footnotes are provided to detail circumstances when amounts realized upon vesting were deferred. The value realized on vesting also includes the vested value of dividend equivalents paid during 2011 on outstanding restricted stock or RSUs.

	Option Awards		Stock Awards
NEO	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting ($)(1)(2)(3)

John A. Hayes	18,064	$309,086	56,000	$2,025,000
Scott C. Morrison	17,592	$593,093	10,000	$368,278

Raymond J. Seabrook	20,525	$424,773	40,000	$1,439,696
Charles E. Baker	8,000	$133,880	17,600	$631,048

Lisa A. Pauley	10,796	$273,614	9,600	$350,306
R. David Hoover	122,000	$3,109,863	135,500	$4,877,110

David A. Westerlund	66,417	$1,903,120	37,357	$1,338,114

(1)
Value realized on vesting is based on the closing stock price on the day the RSUs vested.

(2)
Amounts deferred to the 2005 Deferred Compensation Company Stock Plan upon vesting of stock awards for each NEO is as follows:

  Mr. Hayes—Deferred 26,000 vested RSUs valued at $924,820.

  Mr. Morrison—Deferred 5,000 vested RSUs valued at $177,850.

  Mr. Seabrook—Deferred 13,000 vested RSUs valued at $462,410.

  Mr. Baker—Deferred 9,600 vested RSUs valued at $338,056.

  Ms. Pauley—Deferred 7,680 vested RSUs valued at $273,178.

  Mr. Hoover—Deferred 5,500 vested RSUs valued at $195,635.

(3)
Value realized on vesting also includes the value of dividend equivalents vested and paid during 2011 on outstanding restricted stock or RSU balances eligible for dividend equivalents on the record date at a dividend rate equal to that paid to the Corporation's common shareholders. Dividend equivalents paid during 2011 for each NEO is as follows:

  Mr. Hayes—$36,540

  Mr. Morrison—$12,628

  Mr. Seabrook—$17,096

  Mr. Baker—$8,512

  Ms. Pauley—$5,250

  Mr. Hoover—$58,053

  Mr. Westerlund—$15,680

 NON-QUALIFIED DEFERRED COMPENSATION

        The Corporation has three active deferred compensation plans to which eligible participants may make contributions: the 2005 Ball Corporation Deferred Compensation Plan, the 2005 Ball Corporation Deferred Compensation Company Stock Plan, and the 2005 Ball Corporation Deferred Compensation Plan for Directors.

  •
  2005 Deferred Compensation Plan and Deferred Compensation Plan for Directors—Eligible employee participants may defer payment of a portion or all of their annual incentive compensation, and nonemployee members of the Corporation's Board may defer a portion or all of their annual director fees; and may also include the deferral of payments of other forms of a NEO's cash compensation, as mandated by the Committee, to the extent that such compensation would not be deductible in a given year as a result of the limitations of Code Section 162(m). Amounts deferred or credited are notionally invested among various investment funds where the balance is not actually invested in investment funds, but the return on the participant's balance is determined as if the amounts were invested in those funds. The menu of investment funds consists of 14 mutual fund-like investments. The one-year annual rate of return of the funds ranged from -14.34% to 12.15%, and the three-year average annual rate of return of the funds ranged from a 0.2% to 21.13%. Distributions are based on the payment schedule elected by the participant, and may occur in service or commence at a defined point no sooner than six months following separation of service, in the form of either a lump sum and/or annual installments ranging between two and fifteen years.

  •
  2005 Deferred Compensation Company Stock Plan—Eligible employee participants may defer payment of a portion or all of their annual incentive compensation, and nonemployee members of the Corporation's Board as participants may defer payment of a portion or all of their annual director fees. Elections to defer annual incentive compensation or director fees are made annually. Participants may also elect to defer the issuance of RSUs. Amounts are deferred or credited to a participant account as stock units with each unit having the value equivalent to one share of Ball Corporation common stock, and also receive a 20% Corporation match with a maximum match of $20,000 per year. Pursuant to specified timing rules, participants may reallocate a prescribed percentage of units to other mutual fund-like investments; however, at least 50% of the balance will remain in stock units until retirement. Dividend equivalents, applicable to any balance denominated in units, are credited to participant accounts as of each dividend payment date for the Corporation's common stock. Distributions follow the payment schedule elected by the participant and may commence at a defined point no sooner than six months following separation of service, in the form of a lump sum and/or annual installments ranging between two and fifteen years.

        The basis for investment earnings on prior plans varies as follows:

  •
  2001 Deferred Compensation Plan and 2002 Deferred Compensation Plan for Directors—Balance is notionally invested in mutual fund-like investments.

  •
  2000 Deferred Compensation Company Stock Plan—Balance is represented in the form of stock units, with each unit having a value equivalent to one share of Ball Corporation common stock. Dividend equivalents are credited to the account as of each dividend payment date for the Corporation's common stock.

  •
  1989 Deferred Compensation Plan—Provides for an annual return equal to the average composite yield on Moody's for the 12 months ending October 31.

  •
  1986 Deferred Compensation Plan and 1986 Deferred Compensation Plan for Directors and 1988 Deferred Compensation Plan—Provides for an annual return equal to the average composite yield on Moody's for the 12 months ending October 31 plus 5 percentage points; additionally, the 1988 Deferred Compensation Plan includes a fixed rate set by the Corporation at 9% for company directed deferrals.

  •
  Ball-InCon Deferred Compensation Plan—Depending on the time of the initial deferral, the plan provides for an annual return equal to the average composite yield on Moody's for the 12 months ending October 31 or the Moody's rate plus 5 percentage points.

        The following table provides information related to the Corporation's deferred compensation plans. The Aggregate Balance at Last FYE column represents compensation earned, deferred and accumulated by the NEOs over many years and does not represent current year compensation.

Non-Qualified Deferred Compensation Table

NEO	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

John A. Hayes	$1,847,279	$20,000	$274,174	$—	$8,691,166
Scott C. Morrison	$327,825	$20,000	$165,600	$—	$4,177,746
Raymond J. Seabrook	$587,345	$20,000	$677,843	$—	$14,211,299
Charles E. Baker	$545,753	$20,000	$107,458	$—	$2,637,246
Lisa A. Pauley	$391,698	$20,000	$79,453	$—	$1,980,081
R. David Hoover	$195,608	$20,000	$1,356,949	$—	$56,351,109
David A. Westerlund	$100,000	$20,000	$444,121	$—	$13,792,392

  Mr. Hayes—$20,000 of the Registrant Contributions and $4,403 of the Aggregate Earnings are reported as compensation in the Summary Compensation Table for fiscal year 2011 and $2,056,110 of the Aggregate Balance was reported as compensation in the Summary Compensation Table since 2006. The Aggregate Earnings reflects $(63,648) from cash accounts composed of $6,408 based on Moody's rate plus 5 percentage points and $(70,056) based on notional investment in investment funds, plus $337,822 based on an increase in value and dividend equivalents on equity accounts.

  Mr. Morrison—$20,000 of the Registrant Contributions is reported as compensation in the Summary Compensation Table for fiscal year 2011 and $367,850 of the Aggregate Balance was reported as compensation in the Summary Compensation Table since 2010. The Aggregate Earnings reflects $(12,230) from cash accounts composed of notional investment in investment funds, plus $177,830 based on an increase in value and dividend equivalents on equity accounts.

  Mr. Seabrook—$20,000 of the Registrant Contributions and $95,619 of the Aggregate Earnings are reported as compensation in the Summary Compensation Table for fiscal year 2011 and $2,270,622 of the Aggregate Balance has been reported as compensation in the Summary Compensation Table since 2006. The Aggregate Earnings reflects $130,348 from cash accounts composed of $139,157 based on Moody's rate plus 5 percentage points, $8,277 based on Moody's rate and $(17,086) based on notional investment in investment funds, plus $547,495 based on an increase in value and dividend equivalents on equity accounts.

  Mr. Baker—$20,000 of the Registrant Contributions and $22,377 of the Aggregate Earnings are reported as compensation in the Summary Compensation Table for fiscal year 2011. The Aggregate Earnings reflects $53,170 from cash accounts composed of $32,566 based on Moody's rate plus 5 percentage points, $1,777 based on Moody's rate and $18,827 based on notional investment in investment funds, plus $54,288 based on an increase in value and dividend equivalents on equity accounts.

  Ms. Pauley—$20,000 of the Registrant Contributions and $674 of the Aggregate Earnings are reported as compensation in the Summary Compensation Table for fiscal year 2011. The Aggregate Earnings reflects $9,762 from cash accounts composed of $981 based on Moody's rate plus 5 percentage points and $8,781 based on notional investment in investment funds, plus $69,691 based on an increase in value and dividend equivalents on equity accounts.

  Mr. Hoover—$20,000 of the Registrant Contributions and $277,562 of the Aggregate Earnings are reported as compensation in the Summary Compensation Table for fiscal year 2011 and $3,451,048 of the Aggregate Balance has been reported as compensation in the Summary Compensation Table since 2006. The Aggregate Earnings reflects $(264,489) from cash accounts composed of $257,210 based on Moody's rate plus 5 percentage points, $156,721 based on a 9% fixed rate and $(678,422) based on notional investment in investment funds, plus $1,621,438 based on an increase in value and dividend equivalents on equity accounts.

  Mr. Westerlund—$20,000 of the Registrant Contributions and $93,171 of the Aggregate Earnings are reported as compensation in the Summary Compensation Table for fiscal year 2011 and $1,307,912 of the Aggregate Balance has been reported as compensation in the Summary Compensation Table since 2006. The Aggregate Earnings reflects $(50,965) from cash accounts composed of $135,593 based on Moody's rate plus 5 percentage points, $5,000 based on Moody's rate and $(191,558) based on notional investment in investment funds and $495,086 based on an increase in value and dividend equivalents on equity accounts.

PENSION BENEFITS

        Retirement benefits are provided to the NEOs under a qualified salaried defined benefit pension plan and a non-qualified Supplemental Executive Retirement Plan ("SERP"). The Pension Benefits Table on page 49 shows each NEO's number of years of credited service, present value of accumulated benefits and payments during fiscal year 2011 for the qualified plan and the SERP. The present value of the accumulated benefit is the December 31, 2011, value of the annual benefit that was earned as of December 31, 2011.

        The Corporation offers two qualified salaried defined benefit pension plans in the U.S. that provide the same benefits. One plan covers its Aerospace subsidiary's salaried employees and the other covers all other U.S. salaried employees. The NEOs are covered under the latter. The qualified plans were designed to provide tax-qualified pension benefits that are generally available to all U.S. salaried employees. Effective January 1, 2007, the Corporation changed the formula by which the accrued pension benefit under the plans is determined. Prior to January 1, 2007, the accrued pension benefit expressed as a monthly annuity payable at age 65 was based on final average salary, covered compensation and years of service. After January 1, 2007, the accrued pension benefit is a monthly annuity that is equivalent to a lump sum payable when the participant reaches age 65 calculated on base salary each year, the Social Security Wage Base ("SSWB") and a multiple based on years of service. Payments of accrued benefits earned may be in the form of an annuity, lump sum or a combination of both, depending on the election of the participant at retirement. The Corporation also sponsors a non-qualified SERP that mirrors the pension plans and is designed to replace the benefits that would have been provided under the pension plans if they were not subject to IRS-imposed limits. Under the Code, the maximum permissible benefit from the qualified plans for retirement in 2011 is $195,000 and annual compensation exceeding $245,000 in 2011 cannot be considered in computing the maximum permissible benefit under the plans.

Terms for Accrued Benefits Prior to January 1, 2007

        The monthly accrued benefit for benefits earned prior to January 1, 2007, was determined according to the following formula:

  •
  1% times Final Monthly Average Salary plus 0.5% times Final Monthly Average Salary in excess of Covered Compensation times Benefit Service through December 31, 2006, up to a maximum of 35 years, where

  •
  Salary is defined to be a NEO's monthly base salary excluding bonus and incentive compensation.

        Final Monthly Average Salary is calculated based on the highest average for any 60 consecutive months out of the last 120 months, through December 31, 2006.

        Covered Compensation is an average of the SSWB in effect during a NEO's career. The SSWB is the maximum monthly amount of income on which FICA taxes are due. The years included in the average are the 35 years ending in the year the NEO is eligible for an unreduced social security benefit. This portion of the benefit formula accounts for the fact that social security does not cover earnings over a certain level.

        Benefit Service is a NEO's service as a salaried employee with the Corporation plus any service with a predecessor plan as appropriate. Participants are 100% vested in their benefit at the time they are credited with five or more years of service with the Corporation.

        Normal retirement age under the plan is 65 with a minimum of five years of benefit service, but a participant may elect to receive payment upon termination or at any time after reaching age 55. Benefits paid before age 65 are subject to reduction based on the age and service at termination. Participants who terminate employment after age 55 with at least 10 years of vesting service will receive a reduction of benefit equal to 4% for each year that benefit commencement age precedes age 65 but is greater than age 60, and a 6% reduction for each year that benefit commencement age precedes age 60. Benefits for participants not meeting these requirements are reduced for payment prior to age 65 on an actuarial equivalent basis.

Terms for Accrued Benefits Beginning January 1, 2007

        The monthly annuity, which is the equivalent of a lump sum benefit payable at age 65, is based on a percentage of the participant's base pay each year as follows:

If, at the beginning of the year, benefit service is:	Annual lump sum benefit accrued and payable at age 65

0 to 9 full years of benefit service	11.5% of base pay + 5% of base pay over 50% of SSWB(1)

10 to 19 full years of benefit service	13.0% of base pay + 5% of base pay over 50% of SSWB(1)

20 or more full years of benefit service	15.0% of base pay + 5% of base pay over 50% of SSWB(1)

(1)
SSWB is the maximum earnings on which the participant pays FICA tax each year. This portion of the pension formula accounts for the fact that social security does not cover earnings over a certain level.

        Base pay is the NEO's base salary during the calendar year excluding incentive compensation, severance pay or vacation payouts.

        Upon termination or retirement, the vested pension benefit accrued beginning January 1, 2007, may be paid to the participant in either a lump sum or annuity. If the benefit is paid prior to age 65, the benefit will be reduced 5% compounded annually for each year the payment is made before such age.

Terms for SERP Accrued Benefits

        Since the SERP mirrors the qualified pension plan, the formulas for deriving the SERP accrued benefits are the same as those described above for the pension plans; however, the amount of retirement benefit the participants receive is equal to the difference between the benefit calculated without IRS limits and the benefits calculated using the IRS limits. Effective January 1, 2007, the SERP was amended by the Committee to provide participants with benefits accrued as of December 31, 2006, a one-time option to elect the form of payment under which the participant will receive benefits in the future. The payment options available consist of various annuities and a lump sum. For all SERP benefits accrued beginning January 1, 2007, participants will receive benefits only in the form of a lump sum. In accordance with Code Section 409A, payments from the SERP will commence six months after termination of employment. The SERP was also amended to provide that when determining lump sum payments, the SERP would use the same assumptions that exist in the salaried retirement plans except that the interest rate used shall be equal to four-fifths of the interest rate used to determine lump sum benefits under those salaried retirement plans in recognition that payments from the SERP cannot be rolled into a tax-deferred account such as an IRA.

Present Value Assumptions

        The Present Value of Accumulated Benefit reported in the table below is based on the following assumptions, which are consistent with those used for the Corporation's Consolidated Financial Statements for fiscal year ending December 31, 2011:

Discount Rate	4.75%

Mortality	RP-2000 Mortality Table—projected 15 years

Preretirement Decrements	None

Form of Pension Payment	Life Only Annuity—50% Lump Sum—50%

Pension Benefits Table

NEO	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

John A. Hayes	Qualified	12.9	$182,963	$—
	SERP	12.9	$181,537	$—
Scott C. Morrison	Qualified	11.3	$185,106	$—
	SERP	11.3	$39,277	$—
Raymond J. Seabrook	Qualified	19.2	$571,299	$—
	SERP	19.2	$206,120	$—
Charles E. Baker	Qualified	18.5	$372,056	$—
	SERP	18.5	$80,721	$—
Lisa A. Pauley	Qualified	24.0	$366,051	$—
	SERP	24.0	$2,791	$—
R. David Hoover	Qualified	40.8	$—	$1,439,761
	SERP	40.8	$—	$5,322,965
David A. Westerlund	Qualified	36.1	$941,321	$177,329
	SERP	36.1	$679,129	$—

OTHER POTENTIAL POST-TERMINATION EMPLOYMENT BENEFITS

        This section provides information related to the potential post-termination employment benefits that could be payable or due to the CEO and other NEOs under various termination scenarios. Such potential benefits payable or due may result from the Corporation's obligation to the executive under (1) any existing compensation and benefit plan, policy, practice or program of the Corporation that is generally available to all participants, or (2) under any agreement specifically entered into by the Corporation and the executive.

        In general, the compensation and benefit elements provided to employees, including the CEO and other NEOs, are governed by provisions, terms or procedures of plan documents, policies and practices that define the rights of and the obligations due to the participant in the case of termination of employment. These provisions, terms or procedures apply to all employees, including the CEO and other NEOs receiving such compensation or benefit. Such compensation and benefit elements would include annual incentive compensation, long-term cash incentives, long-term equity incentives, retirement benefits and deferred compensation.

        Ball has entered into certain severance benefit and change in control agreements with the CEO and other NEOs which contain provisions that require Ball to provide post-termination payments or benefits to each executive in the event of termination of employment without cause or termination following a change in control of the Corporation. The Corporation does not have employment agreements with any of these executives. The respective agreements with the NEOs contain customary non-compete provisions, non-solicitation provisions, non-disparagement provisions and confidentiality covenants, and were amended and restated in 2008 to conform with the Code Section 409A.

        The key provisions, terms or procedures that would apply to the CEO and other NEOs for the various compensation and benefit elements under various termination scenarios are summarized in the table below. It is followed by another table containing an estimate of the compensation payable or the value of compensation elements due to the CEO and other NEOs under the various termination scenarios assuming termination was effective at the end of the fiscal year 2011.

Post-Termination Employment Benefits Summary

Component	Voluntary or Termination for Cause	Death	Disability	Termination Without Cause	Termination Following a Change in Control

Cash Severance	No additional benefits received.	No additional benefits received.	No additional benefits received.	CEO—2 times base salary plus target annual incentive. All Other NEOs—1.25 to 1.5 times base salary plus target annual incentive. Form of payment to all NEOs is a lump sum.	All NEOs—2 times base salary plus target annual incentive, which is paid in a lump sum.

Treatment of Annual Incentives	If terminated mid- performance cycle, NEOs age 55 or above receive a prorated portion of the award at the end of the performance cycle contingent on meeting the performance goal.	If death occurs mid- performance cycle, NEOs' beneficiaries receive a prorated portion of the award at the end of the performance cycle contingent on meeting the performance goal.	If disability occurs mid-performance cycle, NEOs receive a prorated portion of the award at the end of the performance cycle contingent on meeting the performance goal.	If terminated mid- performance cycle, NEOs receive a prorated portion of the award at the end of the performance cycle contingent on meeting the performance goal.	If terminated mid- performance cycle, NEOs receive a prorated portion of the target award.

Treatment of Long-Term Cash Incentives	If terminated mid- performance cycle, NEOs age 55 or above receive a prorated portion of the award at the end of the performance cycle contingent on meeting the performance goal.	If death occurs mid- performance cycle, NEOs' beneficiaries receive a prorated portion of the award at the end of the performance cycle contingent on meeting the performance goal.	If disability occurs mid-performance cycle, NEOs receive a prorated portion of the award at the end of the performance cycle contingent on meeting the performance goal.	If terminated mid- performance cycle, NEOs age 55 or above receive a prorated portion of the award at the end of the performance cycle contingent on meeting the performance goal.	LTCIP—NEOs receive a lump sum payment based on the performance at the end of the calendar year immediately preceding the change in control.
Special Acquisition—NEOs receive a prorated portion of the target award.

Treatment of Restricted Stock/ Deposit Shares	Restricted Stock/Units—All unvested stock/units are forfeited. Deposit Shares—NEOs age 55 or above receive a prorated portion of unvested stock/units. All other NEOs forfeit unvested stock/units.	Restricted Stock/Units—All unvested stock/units vest. Deposit Shares—All unvested stock/units vest.	Restricted Stock/Units—All unvested stock/units vest. Deposit Shares—All unvested stock/units vest.	Restricted Stock/Units—All unvested stock/units are forfeited. Deposit Shares—NEOs age 55 or above receive a prorated portion of unvested stock/units. All other NEOs forfeit unvested stock/units.	Restricted Stock/Units—All unvested stock/units vest. Deposit Shares—All unvested stock/units vest.

Treatment of Performance- Contingent RSUs	For NEOs age 55 or above with 15 years of service or age 60 or above with 10 years of service and who have signed a noncompetition agreement, unvested units will cliff vest on the vest date if the performance measure is achieved. For all other NEOs, the unvested units are forfeited.	All unvested units vest.	All unvested units vest.	For NEOs age 55 or above with 15 years of service or age 60 or above with 10 years of service and who have signed a noncompetition agreement, unvested units will cliff vest on the vest date if the performance measure is achieved. For all other NEOs, the unvested units are forfeited.	All unvested units vest.

Component	Voluntary or Termination for Cause	Death	Disability	Termination Without Cause	Termination Following a Change in Control

Treatment of Stock Options
Stock Options Granted Prior to 2007—Unvested shares are forfeited. For NEOs age 55 or above, options remain exercisable for a maximum of 2 years (90 days for ISOs). For all other NEOs, the options remain exercisable for 30 days.

	Stock Options Granted in 2007 or After—For NEOs age 55 or above with 15 years of service or age 60 or above with 10 years of service and who have signed a non competition agreement, unvested options will continue to vest under the normal schedule and options will remain exercisable for a maximum of 5 years (90 days for ISOs). For all other NEOs, the same provisions as those described above for grants made prior to 2007 are applicable.	Stock Options—All options vest.	Stock Options—Shares continue to vest pursuant to the original vesting schedule.
Stock Options Granted Prior to 2007—Unvested shares are forfeited. For NEOs age 55 or above, options remain exercisable for a maximum of 2 years (90 days for ISOs). For all other NEOs, the options remain exercisable for 30 days.

Stock Options Granted in 2007 or After—For NEOs age 55 or above with 15 years of service or age 60 or above with 10 years of service and who have signed a non competition agreement, unvested options will continue to vest under the normal schedule and options will remain exercisable for a maximum of 5 years (90 days for ISOs). For all other NEOs, the same provisions as those described above for grants made prior to 2007 are applicable.
Stock Options—All options vest and in lieu of common stock issuable upon exercise, the NEOs are paid a lump sum amount equal to the number of outstanding shares underlying the options times the excess of the closing stock price on the date of termination over the exercise price.

Retirement Benefits	No additional benefits received.	No additional benefits received.	No additional benefits received.	CEO—Paid a lump sum amount equal to an additional 2 years of service credited. All Other NEOs—Paid a lump sum amount equal to an additional 1.25 to 1.5 years of service credited.	All NEOs—Paid a lump sum amount equal to an additional 2 years of service credited.

Health and Welfare Benefits	No additional benefits received.	No additional benefits received.	Continue for period of disability.	CEO—Continued for 2 years. All Other NEOs—Continued for 1.25 to 1.5 years.	All NEOs—Continued for 2 years.

Other Benefits	Financial planning services valued at $10,000 per year for 2 years.	No additional benefits received.	No additional benefits received. Long-term disability payment of up to $15,000 per month.	Outplacement benefits valued at $20,000. Financial planning services valued at $10,000 per year for 2 years.	Outplacement benefits valued at $20,000. Payment for excise taxes incurred as a result of Code Section 280G excess payments, if applicable.

        A termination without cause will be triggered if the NEO is terminated in either an Actual Termination not for cause or a Constructive Termination. An Actual Termination is any termination by the Corporation for reasons other than death or disability or for cause or by the executive for reasons other than Constructive Termination. A Constructive Termination means, in general terms, any significant reduction in duties, compensation or benefits or change of office location from those in effect immediately prior to the change in control, unless agreed to by the executive.

        Payments associated with a termination following a change in control will be triggered if both of the following two events occur:

1.
A change in control occurs. A "change in control" can occur by virtue, in general terms, of an acquisition by any person of 30% or more of the Corporation's voting shares, a merger in which the shareholders of the Corporation before the merger own 50% or less of the Corporation's voting shares after the merger, shareholder approval of a plan of liquidation or a plan to sell or dispose of substantially all of the assets of the Corporation, and if, during any two-year period, directors at the beginning of the period fail to constitute a majority of the Board.

2.
The executive is terminated in either an Actual Termination or a Constructive Termination not for cause.

        With respect to change in control agreements executed prior to 2010, in the event benefits are paid because of a change in control and such benefits are subject to Code Section 280G, the Corporation would reimburse the executive for such excise taxes paid, together with taxes incurred as a result of such reimbursement. Beginning in 2010, all newly executed change in control agreements do not include excise tax reimbursement.

        The table below represents the amounts potentially payable to the NEOs under various termination scenarios. The values assume termination on December 31, 2011, with stock awards and unexercisable stock options benefit values based on the Corporation's December 31, 2011, stock price of $35.71.

Estimated Post-Termination Employment Benefits Table

NEO		Voluntary or for Cause	Death	Disability	Without Cause	Change in Control

John A. Hayes
	Cash Severance	—	—	—	3,586,538	3,586,538
	Long-Term Cash Incentive	—	705,552	705,552	—	1,235,821
	Outstanding Stock Awards	—	1,356,980	1,356,980	—	1,356,980
	Outstanding Performance Awards	—	5,229,015	5,229,015	—	5,229,015
	Unexercisable Stock Options	—	3,353,409	3,353,409	—	3,353,409
	Retirement Benefits	—	—	—	153,561	153,561
	Health & Welfare	—	—	—	36,194	39,920
	Perquisites	20,000	—	—	40,000	20,000

	Total	$20,000	$10,644,956	$10,644,956	$3,816,293	$14,975,244

Scott C. Morrison
	Cash Severance	—	—	—	1,111,371	1,481,828
	Long-Term Cash Incentive	—	200,453	200,453	—	342,517
	Outstanding Stock Awards	—	999,880	999,880	—	999,880
	Outstanding Performance Awards	—	1,199,856	1,199,856	—	1,199,856
	Unexercisable Stock Options	—	628,859	628,859	—	628,859
	Retirement Benefits	—	—	—	60,859	85,697
	Health & Welfare	—	—	—	28,397	42,360
	Perquisites	20,000	—	—	40,000	20,000

	Total	$20,000	$3,029,048	$3,029,048	$1,240,627	$4,800,997

Raymond J. Seabrook
	Cash Severance	—	—	—	1,629,065	2,172,087
	Long-Term Cash Incentive	300,189	300,189	300,189	300,189	515,381
	Outstanding Stock Awards	39,388	214,046	214,046	39,388	214,046
	Outstanding Performance Awards	2,821,090	2,821,090	2,821,090	2,821,090	2,821,090
	Unexercisable Stock Options	1,936,144	1,936,144	1,936,144	1,936,144	1,936,144
	Retirement Benefits	—	—	—	154,732	219,989
	Health & Welfare	—	—	—	28,530	44,196
	Perquisites	20,000	—	—	40,000	20,000

	Total	$5,116,811	$5,271,469	$5,271,469	$6,949,138	$7,942,933

Charles E. Baker
	Cash Severance	—	—	—	678,827	1,086,124
	Long-Term Cash Incentive	—	242,702	242,702	—	242,702
	Outstanding Stock Awards	—	285,680	285,680	—	285,680
	Outstanding Performance Awards	—	1,032,019	1,032,019	—	1,032,019
	Unexercisable Stock Options	—	814,704	814,704	—	814,704
	Retirement Benefits	—	—	—	51,703	88,677
	Health & Welfare	—	—	—	23,542	43,368
	Perquisites	20,000	—	—	40,000	20,000

	Total	$20,000	$2,375,105	$2,375,105	$794,072	$3,613,274

Lisa A. Pauley
	Cash Severance	—	—	—	514,940	823,904
	Long-Term Cash Incentive	—	212,431	212,431	—	212,431
	Outstanding Stock Awards	—	321,390	321,390	—	321,390
	Outstanding Performance Awards	—	532,079	532,079	—	532,079
	Unexercisable Stock Options	—	402,938	402,938	—	402,938
	Retirement Benefits	—	—	—	36,524	62,657
	Health & Welfare	—	—	—	23,542	42,828
	Perquisites	20,000	—	—	40,000	20,000

	Total	$20,000	$1,468,838	$1,468,838	$615,006	$2,418,227

 DIRECTOR COMPENSATION

        The table set forth below summarizes the 2011 compensation paid to each of the Corporation's nonemployee directors. The elements of the nonemployee director compensation program are evaluated and determined by the Nominating/Corporate Governance Committee, which takes into account market data provided by the Consultant. Effective January 1, 2011, the director compensation program consisted of a $70,000 annual fixed cash retainer, a $15,000 target annual incentive cash retainer, an annual restricted stock award valued at $115,000, an $8,000 annual committee chair cash retainer, and a $200,000 annual chairman of board cash retainer. The annual incentive retainer is subject to the Corporation's performance under the same performance measures as the Annual EVA® Incentive Compensation Plan, which is based on EVA® principles. The actual amount paid may range from $0-$30,000. Additionally, a newly elected director will be awarded a one-time grant of 3,000 RSUs upon joining the Board. The elements of deferral for nonemployee directors are detailed in the "Non-Qualified Deferred Compensation" section. The table below sets out the compensation earned for 2011, with any other compensation payments noted. The Corporation has established a 10,000 share stock ownership guideline for each nonemployee director.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)

Robert W. Alspaugh	$70,000	$115,027	$—	$28,200	$—	$26,500	$239,727
Hanno C. Fiedler	$70,000	$115,027	$—	$28,200	$—	$33,161	$246,388
R. David Hoover(5)	$202,500	$115,027	$—	$21,247	$—	$3,193,460	$3,532,234
John F. Lehman	$78,000	$115,027	$—	$28,200	$—	$20,000	$241,227
Georgia R. Nelson	$78,000	$115,027	$—	$28,200	$—	$20,000	$241,227
Jan Nicholson	$78,000	$115,027	$—	$28,200	$—	$—	$221,227
George M. Smart	$70,000	$115,027	$—	$28,200	$—	$5,000	$218,227
Theodore M. Solso	$70,000	$115,027	$—	$28,200	$—	$20,000	$233,227
Stuart A. Taylor II	$78,000	$115,027	$—	$28,200	$—	$20,000	$241,227
Erik H. van der Kaay	$70,000	$115,027	$—	$28,200	$—	$11,600	$224,827

(1)
Values represent fees for annual fixed retainer meetings and chair fees under the nonemployee director compensation program. All nonemployee directors except Messrs. Fiedler, Hoover and Smart, and Ms. Nicholson deferred payment of their cash fees to the 2005 Deferred Compensation Plan for Directors or the 2005 Deferred Compensation Company Stock Plan. Mr. van der Kaay deferred $28,000 of the annual fixed retainer payment.

(2)
Reflects the fair value of restricted stock awards granted in 2011, calculated in accordance with Topic 718.

(3)
Values represent the annual incentive retainer achieved for 2011, which was paid in February 2011, based on a performance factor of 188% applied to the $15,000 target for all nonemployee directors. All nonemployee directors except for Messrs. Fiedler and Smart, and Ms. Nicholson deferred payment of their 2011 annual incentive retainer in February 2012 to the 2005 Deferred Compensation Company Stock Plan.

(4)
The value for all directors except for Mr. Fiedler reflects corporate contributions for the 20% corporate match up to a maximum of $20,000 available under the 2005 Deferred Compensation Company Stock Plan as described in the "Non-Qualified Deferred Compensation" section. The values for Messrs. Alspaugh, Hoover and Smart also include a $6,500, $5,000 and $5,000 corporate match, respectively, of donations made pursuant to the Corporation's Matching Gift Program. The value of $33,161 for Mr. Fiedler reflects payments made to Mr. Fiedler for serving as chair of the Supervisory Board of Ball Packaging Europe GmbH. The amount was originally paid in euros and has been converted to dollars based on a conversion rate of 1.29 dollars/euros as of December 31, 2011.

(5)
Includes Mr. Hoover's CEO compensation as reported in the Summary Compensation Table, Other Compensation Table, Non-Qualified Deferred Compensation Table; Base Salary $306,519, Annual Incentive Compensation Plan = $646,405, LTCIP = $1,474,534, and Special Acquisition Incentive Plan = $57,710; no portion of the annual incentive was deferred in February 2012; $377,827 aggregate change in pension value and $277,562 above-market earnings on deferred compensation; the value of $10,000 for financial planning services; and the incremental costs for the personal use of the corporate aircraft of $5,903.

  Additional Footnote Information:

(a)
The following represents the total value of plan-based awards granted to nonemployee directors during 2011: All nonemployee directors received an annual restricted stock award of 3,108 RSUs, using the closing price of Ball common stock on April 27, 2011, at $37.01 per unit resulting in a total award value of $115,027 for each director.

(b)
The aggregate number of outstanding stock awards and stock options for each nonemployee director as of December 31, 2011, are as follows:

  Mr. Alspaugh—Stock awards of 21,444

  Mr. Fiedler—Stock awards of 20,132

  Mr. Hoover—Stock awards of 208,108; stock options of 1,912,088

  Mr. Lehman—Stock awards of 114,474; stock options of 16,000

  Ms. Nelson—Stock awards of 25,444

  Ms. Nicholson—Stock awards of 94,738; stock options of 16,000

  Mr. Smart—Stock awards of 41,278

  Mr. Solso—Stock awards of 48,290; stock options of 16,000

  Mr. Taylor—Stock awards of 68,122

  Mr. van der Kaay—Stock awards of 38,710

REPORT OF THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

        The Committee has reviewed the above CD&A and discussed its contents with members of the Corporation's management. Based on this review and discussion, the Committee has recommended that this CD&A be incorporated by reference in the Corporation's Annual Report on Form 10-K and as set out in this Proxy Statement.

    Georgia R. Nelson
    George M. Smart
    Theodore M. Solso
    Stuart A. Taylor II

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Corporation's Board consists of nonemployee directors who are independent under the NYSE Listing Standards and SEC rules.

        Management is responsible for the Corporation's (1) accounting policies, (2) the system of internal accounting controls over financial reporting, (3) disclosure controls and procedures, (4) the performance of PricewaterhouseCoopers LLP, the independent auditor, (5) the Internal Audit Department and (6) compliance with laws and regulations and applicable ethical business standards. The independent auditor is responsible for performing an audit of the Corporation's Consolidated Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB") and issuing a report thereon as well as issuing an opinion on the effectiveness of the Corporation's internal control over financial reporting.

        The Committee is responsible to monitor and oversee the internal controls over financial reporting and disclosure controls and procedures and to engage and evaluate the independent auditor. Management has represented to the Committee that the financial statements for the Corporation for the year ended December 31, 2011, were prepared in accordance with generally accepted accounting principles of the U.S., and the Committee has reviewed and discussed those financial statements with management and the independent auditor. The Committee has also discussed with the independent auditor the matters required to be discussed by the Statement of Auditing Standards, as amended, the PCAOB Auditing Standards and the NYSE Listing Standards.

        The Corporation's independent auditor provided to the Committee on a quarterly basis the written disclosures and letter required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The Committee has discussed with the independent auditor that firm's independence and that firm's internal quality control procedures, peer reviews and the investigations or inquiries by governmental or professional authorities disclosed by the independent auditor.

        Based upon the Committee's review and discussion with management and the independent auditor, the representations of management and the disclosures and letter of the independent auditor (as required by PCAOB Rule 3526), the Committee recommended to the Board that the audited Consolidated Financial Statements in the Corporation's Annual Report on Form 10-K, including management's and the independent auditor's opinion of the Corporation's effectiveness of internal control over financial reporting as of December 31, 2011, be filed with the SEC.

        The foregoing report has been furnished by the following members of the Audit Committee:

    Robert W. Alspaugh
    Jan Nicholson
    George M. Smart
    Theodore M. Solso
    Erik H. van der Kaay

VOTING ITEM 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

        The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2012. As disclosed in this Proxy Statement, during 2011 PricewaterhouseCoopers LLP rendered audit and non-audit services to the Corporation.

        We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice.

        Representatives of PricewaterhouseCoopers LLP will be present at the 2012 Annual Meeting of Shareholders and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions.

        The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

        The Board of Directors recommends that shareholders vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation's independent registered public accounting firm for 2012.

        In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of Ball and our shareholders.

VOTING ITEM 3—ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

        We are asking our shareholders to provide advisory approval of the compensation of our NEOs, as we have described it in the "Executive Compensation" section of this Proxy Statement, beginning on page 17. We are seeking this approval pursuant to the Securities and Exchange Commission Act of 1934, as amended. While this vote is advisory and is not binding on the Corporation, it will provide useful information to our management and our Human Resources Committee regarding our shareholders' views about our executive compensation philosophy, policies and practices, which the Committee will be able to consider when determining executive compensation for the balance of 2012 and beyond. Following is a summary of some of the key points for our 2011 executive compensation program. Please see the "Executive Compensation" section above for more information.

        Our executive compensation program has been designed to implement certain core compensation principles, including alignment of management's interests with our shareholders' interests to support long-term value creation and pay for performance. In the course of establishing the 2011 compensation program and awarding compensation, our management and our Human Resources Committee determined the use of performance-based incentives to motivate our NEOs to achieve current and long-term business goals, after reviewing data and analyses regarding comparable market compensation. Management and the Committee received advice and counsel on the program from its independent Consultant, which provided no other services to the Corporation other than those provided directly to or on behalf of the Committee.

        At the April 2011 annual meeting, shareholders were asked to approve the Corporation's fiscal 2010 executive compensation programs. Of those votes included in the tabulation, over 95% voted to approve the proposal. In light of these results, and in consideration of shareholder input obtained from outreach efforts taken in connection with the 2011 meeting, the Human Resources Committee carefully reviewed the Corporation's executive compensation practices. The Human Resources Committee concluded that the Corporation's existing executive compensation programs continue to be the most appropriate for the Corporation and effective in rewarding executives commensurate with business results.

Summary of 2011 Named Executive Officer Compensation

        Our NEOs' 2011 compensation consisted primarily of the following components, which we refer to as "total direct annual compensation" and which includes base salary, annual economic value added incentive plan awards, acquisition-related special incentive plan, LTCIP and awarded value of stock options and RSUs (in addition to the retirement, health and welfare plans and programs in which all of our full-time U.S. employees participate and limited perquisites).

Compensation Component	Key Features	Purpose	2011 Actions

Current Year	Annual Base Salary	Fixed element of pay based on an individual's primary duties and responsibilities.	Adjustments were minimal, except to reflect promotions. Competitive benchmarking applied.

	Annual Economic Value Added Incentive Compensation Plan	Rewards achievement of specified annual corporate and/or operating unit financial goals pursuant to economic value added principles.	Payments reflect excellent financial results achieved in 2011.

Long-Term Incentive—Cash	Acquisition-Related Special Incentive Plan	Promotes the successful integration of newly acquired businesses thereby enhancing financial returns and cash flow.	Payments reflect successful initial integration of four plants and associated business acquired in 2009.

	LTCIP	Promotes long-term creation of shareholder value in absolute terms (ROAIC) and relative terms (performance versus a group of companies in the S&P 500) and provide an executive retention incentive.	Payments reflect excellent ROAIC and stock performance over the 3-year cycle ending December 31, 2011.

Long-Term Incentive—Equity	Stock Options and Stock-Settled SARs	Promotes executive share ownership and long-term corporate performance resulting in the creation of shareholder value.	Competitive benchmarking applied.

	Performance-Contingent RSUs	Promotes share ownership through the achievement of financial returns in excess of the Corporation's estimated weighted average cost of capital.	Competitive benchmarking applied.

	Deposit Shares	Promotes executive financial investment in the Corporation, promotes share ownership and provides long-term incentive for performance resulting in the creation of shareholder value.	Awarded to all NEOs and certain other members of management in 2011.

	Time Vested Restricted Stock/RSUs	Promotes share ownership, provides a retention incentive and provides long-term incentive for the creation of shareholder value.	Not awarded to NEOs in 2011.

        We believe that our 2011 executive compensation program reflects best practices and was designed to balance risk and reward. We focus on pay for performance in establishing our executive compensation programs and setting the plans' performance metrics. With input from the independent Consultant, our Human Resources Committee continued to apply competitive benchmarking (pay and performance) in 2011 relative to the unique structure and needs of the Corporation. Our program seeks to mitigate risks related to compensation and align management's interests with shareholders' interests in long-term value creation.

        Vote requested.    We believe that the information we have provided above and within the "Executive Compensation" section of this Proxy Statement demonstrates that our executive compensation program in respect of our NEOs was designed appropriately and is working to ensure that management's interests are aligned with our shareholders' interests to support long-term value creation. Accordingly, the Board of Directors recommends that shareholders approve the program by approving the following advisory resolution, the results of which will be counted and considered in accordance with the Indiana Business Corporation Law (with abstentions and broker nonvotes not being counted or considered):

        RESOLVED: That the shareholders of Ball Corporation hereby approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Ball Corporation 2012 Proxy Statement pursuant to Item 402 of Regulation S-K, which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the "Executive Compensation" section of such Proxy Statement.

        The Board of Directors recommends a vote "FOR" the Advisory (Non-Binding) Vote Approving Executive Officer Compensation.

 SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

        To be eligible for inclusion in the Corporation's Proxy Statement for the 2013 Annual Meeting of Shareholders, proposals of shareholders must be in writing and be received by the Corporate Secretary at the Corporation's principal executive offices, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510, by November 9, 2012.

        If a shareholder desires to bring business before the 2013 Annual Meeting of Shareholders, which is not the subject of a proposal submitted for inclusion in the Proxy Statement, the shareholder must notify the Corporation of the shareholder's proposal, which must be delivered to or mailed and received at the principal executive offices of the Corporation between December 26, 2012, and January 25, 2013, or the proposal may be considered untimely. The appointed proxies may exercise their discretionary authority to vote previously solicited proxies against such proposal if it is raised at the 2013 Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        To our knowledge, based solely upon a review of the copies of the forms furnished to the Corporation, and/or written representations from certain reporting persons, the Corporation believes that all filing requirements under Section 16(a) applicable to its officers and directors were met during the fiscal year ended December 31, 2011, except as set forth herein. As a result of an administrative error, a Form 4 regarding 2,805 shares of common stock purchased by Mr. James N. Peterson on March 2, 2011, was not timely reported, and was subsequently reported on April 14, 2011.

HOUSEHOLDING

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies. This could be applicable to you if you request a paper copy of these proxy materials after you receive notice of Internet access to our proxy materials.

        A number of brokers with account holders who are shareholders may be householding our proxy materials, to the extent such shareholders have given their prior express or implied consent in accordance with SEC rules. A single Proxy Statement and summary Annual Report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and summary Annual Report, please notify your broker to discontinue householding and direct your written request to receive a separate Proxy Statement and summary Annual Report to the Corporation at: Ball Corporation, Attention: Investors Relations, 10 Longs Peak Drive, Broomfield, Colorado 80021. Shareholders who currently receive multiple copies of the Proxy Statement and summary Annual Report at their address and would like to request householding of their communications should contact their broker.

SOLICITATION AND OTHER MATTERS

        The Corporation will pay the cost of soliciting proxies. Georgeson Inc. has been retained to assist in the solicitation of proxies for a fee of $8,000. In addition to solicitations by mail, proxies also may be solicited personally, or by telephone or electronic means by some directors, officers and regular employees of the Corporation, without additional compensation, as well as by employees of Georgeson Inc. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material, Annual Report and other shareholder materials to the beneficial owners of common stock, where those owners request such materials.

        As of the date of this Proxy Statement, the Board of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. However, the persons named in the accompanying proxy shall have authority to vote such proxy as to any other matters that properly come before the meeting and as to matters incidental to the conduct of the meeting, according to their discretion.

By Order of the Board of Directors,
Charles E. Baker Corporate Secretary

March 9, 2012
Broomfield, Colorado

 Exhibit A

Ball Corporation Bylaws

  Section C. Director Resignation.

        In an uncontested election of directors of the corporation, any nominee who receives a greater number of votes "withheld" from his or her election than votes "for" his or her election will, within ten (10) days following the certification of the shareholder vote, tender his or her written resignation to the chairman of the board for consideration by the Nominating/Corporate Governance Committee (the "Committee"). As used in this Section C, an "uncontested election of directors of the corporation" is an election in which the only nominees are persons nominated by the board of directors of the corporation.

        The Committee will consider such tendered resignation and, within sixty (60) days following the certification of the shareholder vote, will make a recommendation to the board of directors concerning the acceptance or rejection of such resignation. In determining its recommendation to the board, the Committee will consider all factors deemed relevant by the members of the Committee.

        The Committee also will consider a range of possible alternatives concerning the director's tendered resignation as the members of the Committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Committee to have substantially resulted in the "withheld" votes.

        The board of directors of the corporation will take formal action on the Committee's recommendation no later than ninety-five (95) days following the certification of the shareholder vote. In considering the Committee's recommendation, the board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives as the board deems relevant.

        Following the board's decision on the Committee's recommendation, the corporation, within four (4) business days after such decision is made, will publicly disclose, in a Current Report on Form 8-K filed with the Securities and Exchange Commission, the board's decision, together with an explanation of the process by which the decision was made and, if applicable, the board's reason or reasons for its decision.

        No director who, in accordance with this Section C, is required to tender his or her resignation, shall participate in the Committee's deliberations or recommendation, or in the board's deliberations or determination, with respect to accepting or rejecting his or her resignation as a director. If a majority of the members of the Committee received a greater number of votes "withheld" from their election than votes "for" their election, then the independent directors then serving on the board of directors who received a greater number of votes "for" their election than votes "withheld" from their election, and the directors, if any, who were not standing for election, will appoint an ad hoc board committee from among themselves (the "Ad Hoc Committee"), consisting of such number of directors as they may determine to be appropriate, solely for the purpose of considering and making a recommendation to the board with respect to the tendered resignations. The Ad Hoc Committee shall serve in place of the Committee and perform the Committee's duties for purposes of this Section C. Notwithstanding the foregoing, if an Ad Hoc Committee would have been created but fewer than three directors would be eligible to serve on it, the entire board of directors (other than the director whose resignation is being considered) will make the determination to accept or reject the tendered resignation without any recommendation from the Committee and without the creation of an Ad Hoc Committee.

A-1

BALL CORPORATION

10 LONGS PEAK DRIVE
BROOMFIELD, COLORADO 80021-2510

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000127488_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Robert W. Alspaugh 02 R. David Hoover 03 Jan Nicholson BALL CORPORATION ATTN: CHARLES E. BAKER 10 LONGS PEAK DRIVE BROOMFIELD, CO 80021-2510 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports/10-Ks electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation for 2012. 3. Advisory vote to approve named executive officer compensation. NOTE: The proxies will have discretionary authority, to the extent permitted by law, to act and vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000127488_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10-K is/are available at www.proxyvote.com . BALL CORPORATION Annual Meeting of Shareholders April 25, 2012 This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Stuart L. Taylor II, John F. Lehman and Georgia R. Nelson, or any one of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Ball Corporation that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M. MDT on April 25, 2012, at the Ball Corporation headquarters, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510 and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS IN ITEM 1, AND FOR EACH PROPOSAL IN ITEMS 2 AND 3. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side

QuickLinks

ABOUT THE ANNUAL MEETING
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
BENEFICIAL OWNERSHIP
VOTING ITEM 1—ELECTION OF DIRECTORS
DIRECTOR NOMINEES AND CONTINUING DIRECTORS
DIRECTOR AND NOMINEE EXPERIENCE AND QUALIFICATIONS
BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT
BOARD DIVERSITY
GOVERNANCE OF THE CORPORATION
CERTAIN COMMITTEES OF THE BOARD
BOARD MEETINGS AND ANNUAL MEETING
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY
COMPENSATION OBJECTIVES AND PHILOSOPHY
ROLE OF THE HUMAN RESOURCES COMMITTEE AND EXECUTIVE COMPENSATION CONSULTANT
PROCESS FOR DETERMINING EXECUTIVE COMPENSATION
PEER GROUP
Ball Market Capitalization, Revenue and Net Income as Compared to Peer Group
ELEMENTS OF BALL 'S EXECUTIVE COMPENSATION PROGRAM AND 2011 PERFORMANCE
SPECIFICS RELATED TO THE 2011 EXECUTIVE COMPENSATION ELEMENTS
OTHER EXECUTIVE COMPENSATION POLICIES AND GUIDELINES
TABLES AND NARRATIVES
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS TABLE
OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2011
OPTION EXERCISES AND STOCK VESTED IN 2011
NON-QUALIFIED DEFERRED COMPENSATION
PENSION BENEFITS
OTHER POTENTIAL POST-TERMINATION EMPLOYMENT BENEFITS
DIRECTOR COMPENSATION
REPORT OF THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
VOTING ITEM 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR
VOTING ITEM 3—ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION
Summary of 2011 Named Executive Officer Compensation
SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING
SOLICITATION AND OTHER MATTERS
Exhibit A Ball Corporation Bylaws